UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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athenahealth, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 30, 2015
Dear Shareholder:
You are cordially invited to attend the 2015 Annual Meeting of Shareholders of athenahealth, Inc. to be held on Wednesday, June 10, 2015, at 5:00 p.m. Eastern Time, at our headquarters at 400 North Beacon Street, Watertown, Massachusetts 02472. Directions to our headquarters can be found on the last page of the Proxy Statement.
Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to shareholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. This delivery process will allow us to provide shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 30, 2015, we will begin mailing to our shareholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2015 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2014.
The Notice of 2015 Annual Meeting of Shareholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of athenahealth, Inc. I look forward to greeting as many of our shareholders as possible at the Annual Meeting.

Sincerely,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

athenahealth, Inc.
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 10, 2015 5:00 p.m. Eastern Time
Place:	athenahealth, Inc. headquarters 400 North Beacon Street Watertown, MA 02472
Items of Business:
1. Elect two directors, Jacqueline B. Kosecoff and David E. Robinson, to serve as Class II directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3. Hold an advisory vote to approve the compensation of our named executive officers; and

4. Transact other business as may properly come before the meeting.

Record Date:	You are entitled to vote only if you were a shareholder as of the close of business on April 15, 2015.
Voting:
Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

In this Proxy Statement, the terms “athenahealth,” “we,” “us,” and “our” refer to athenahealth, Inc. The mailing address of our principal executive offices is athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

athenahealth, Inc.
311 Arsenal Street
Watertown, Massachusetts
April 30, 2015

PROXY STATEMENT
GENERAL INFORMATION
Our board of directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2015 Annual Meeting of Shareholders (the “Annual Meeting”).
Internet Availability of Proxy Materials
We are providing access to our proxy materials over the Internet. On April 30, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, excluding exhibits, may be obtained by shareholders, without charge, by written request to the attention of our Secretary at 311 Arsenal Street, Watertown, MA 02472.
Who May Vote
You are entitled to vote at the Annual Meeting only if you owned shares of athenahealth common stock at the close of business on April 15, 2015, which is referred to as the “record date.” Each share entitles its owner to one vote.
Quorum
The holders of a majority of shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. On April 15, 2015, the record date, there were 38,549,694 shares of athenahealth common stock outstanding. No shares of athenahealth preferred stock were outstanding on the record date.
How to Vote
Shareholders of record (e.g., shareholders who hold their shares in their own name) can vote in the following ways:

•	Via Internet: You can vote online at: www.proxyvote.com by following the instructions in the Notice.

•	By Phone: You can vote by telephone by following the instructions in the Notice.

•	By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

•	In Person: Attend the Annual Meeting, or send a person with an appropriate proxy, to vote by ballot.
If your shares are held in “street name” (e.g., the name of a bank, broker, trustee, or nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker, trustee, or nominee that holds your shares.
If you have any questions about voting, please call Okapi Partners LLC at (877) 629-6356.
Revoking a Proxy
If you are a shareholder of record, you may revoke your proxy by (1) entering a new vote over the Internet, by telephone, or by mail before the Annual Meeting, (2) providing a written notice of revocation to our Secretary prior to the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.
Required Vote
Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or By-laws. Our majority voting policy included in our corporate governance guidelines requires that each director nominee in an uncontested election must be elected by a majority of the votes cast in that election. The elections for the Annual Meeting are uncontested elections and, accordingly, each director nominee must be elected by a majority of votes cast in that election. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How Shares Will Be Voted
Your shares will be voted in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
Other Matters
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Expenses of Solicitation
Our Board of Directors is making this solicitation and we will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have engaged Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.
Procedure for Submitting Shareholder Proposals
Shareholder proposals intended to be presented at the next annual meeting of our shareholders must satisfy the requirements of the notice procedures set forth in our By-laws. To be timely for our next annual meeting of shareholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 11, 2016, and March 11, 2016. If the date of the next annual meeting of the shareholders is scheduled to take place before May 11, 2016, or after August 9, 2016, notice by the shareholder must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition, any shareholder proposal intended to be included in the Proxy Statement for the next annual meeting of our shareholders must also satisfy the Securities and Exchange Commission (the “SEC”) regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than January 1, 2016. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2015, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our NEOs; each of our directors and nominees; and all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 38,549,694 shares of our common stock outstanding as of April 15, 2015. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 15, 2015, including upon the exercise of stock options or the vesting of restricted stock units (“RSUs”). These stock options and RSUs shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
FMR LLC(2) 245 Summer Street Boston, MA 02210	5,714,132	14.82%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	4,850,591	12.58%
Sands Capital Management, LLC(4) 1101 Wilson Blvd., Suite 2300 Arlington, VA 22209	4,810,009	12.48%
Capital Research Global Investors(5) 333 South Hope Street Los Angeles, CA 90071	3,311,823	8.59%
Janus Capital Management LLC(6) 151 Detroit Street Denver, CO 80206	3,084,910	8.00%
Artisan Partners Limited Partnership(7) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,083,380	8.00%
The Growth Fund of America(8) 333 South Hope Street Los Angeles, CA 90071	2,529,861	6.56%
The Vanguard Group(9) 100 Vanguard Blvd. Malvern, PA 19355	2,295,750	5.96%
T. Rowe Price Associates, Inc.(10) 100 E. Pratt Street Baltimore, MD 21202	1,977,848	5.13%
Jonathan Bush(11)	953,206	2.43%
Kristi A. Matus(12)	200	*
Rob Cosinuke(13)	39,566	*
Stephen N. Kahane(14)	48,961	*
Ed Park(15)	35,877	*
Karl Stubelis	—	*
Timothy M. Adams	40,923	*
Amy Abernethy(16)	2,380	*
Brandon Hull(17)	29,129	*
Dev Ittycheria(18)	10,208	*
John A. Kane(19)	48,132	*
Jacqueline B. Kosecoff(20)	5,710	*
James L. Mann(21)	5,710	*
David E. Robinson(22)	23,692	*
All directors and executive officers as a group (15 persons)(23)	1,239,106	3.15%

*	Represents beneficial ownership of less than one percent of outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

(2)
Based solely on a Schedule 13G/A filed on February 13, 2015, by FMR LLC, Edward C. Johnson 3d, the Chairman of FMR LLC, Abigail P. Johnson, Mr. Johnson’s family member, and Fidelity OTC Portfolio reporting beneficial ownership as of December 31, 2014. FMR LLC reported sole voting power over 178,961 shares and sole dispositive power over 5,714,132 shares. Members of the Edward C. Johnson 3d family, including Abigail P. Johnson, together own approximately 49% of the voting power of FMR LLC. The Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ board of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ board of trustees.

(3)
Based solely on a Schedule 13G/A filed on February 12, 2015, by Morgan Stanley and Morgan Stanley Investment Management, Inc. reporting beneficial ownership as of December 31, 2014. The entities reported the following beneficial ownership: (i) 4,850,591 shares beneficially owned by Morgan Stanley, with sole voting power over 4,796,069 shares and shared dispositive power over all of the shares, and (ii) 4,850,591 shares beneficially owned by Morgan Stanley Investment Management, Inc., with sole voting power over 4,796,069 shares and shared dispositive power over all of the shares.

(4)
Based solely on a Schedule 13G/A filed on February 12, 2015, by Sands Capital Management, LLC, reporting beneficial ownership as of December 31, 2014. The shareholder reports sole voting power over 3,638,480 shares and sole dispositive power over all of the shares.

(5)	Based solely on a Schedule 13G/A filed on February 13, 2015, by Capital Research Global Investors reporting beneficial ownership as of December 31, 2014.

(6)	Based solely on a Schedule 13G/A filed on February 18, 2015, by Janus Capital Management LLC reporting beneficial ownership as of December 31, 2014.

(7)
Based solely on a Schedule 13G/A filed on January 30, 2015, by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partner Funds, Inc. (“Artisan Funds”) reporting beneficial ownership as of December 31, 2014. This Schedule 13G/A reports that the shares have been acquired on behalf of discretionary clients of APLP, with APLP holding 3,083,380 shares, including 1,805,874 shares on behalf of Artisan Funds. The shareholders reported that they have shared voting power over 2,829,204 shares and shared dispositive power over all of the shares.

(8)
Based solely on a Schedule 13G filed on February 13, 2015, by The Growth Fund of America reporting beneficial ownership as of December 31, 2014. The Growth Fund of America, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (“CRMC”), is the beneficial owner of 2,529,861 shares. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The shareholder reports sole voting power over all of the shares.

(9)
Based solely on a Schedule 13G/A filed on February 10, 2015, by The Vanguard Group reporting beneficial ownership as of December 31, 2014. The shareholder reports sole voting power over 25,973 shares, sole dispositive power over 2,273,077 shares, and shared dispositive power over 22,673 shares.

(10)
Based solely on a Schedule 13G/A filed on February 13, 2015, by T. Rowe Price Associates, Inc. reporting beneficial ownership as of December 31, 2014. The shareholder reports sole voting power over 375,948 shares and sole dispositive power over all of the shares.

(11)
Includes 641,972 shares issuable to Mr. Bush upon exercise of stock options. Excludes 111,994 shares held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children, for which trust Carl B. Byers and Stephanie Seldon serve as co-trustees and who, acting together by unanimous consent, have the sole voting and dispositive power over such shares. Excludes 27,998 shares held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child, for which trust Carl B. Byers serves as trustee and has sole voting and dispositive power over such shares.

(12)	Includes 200 shares held in an individual retirement account.

(13)	Includes 6,250 shares issuable to Mr. Cosinuke upon exercise of stock options.

(14)	Includes 24,561 shares issuable to Dr. Kahane upon exercise of stock options.

(15)	Includes 12,500 shares issuable to Mr. Park upon exercise of stock options.

(16)	Includes 1,634 shares issuable to Dr. Abernethy upon vesting of RSUs.

(17)	Includes 19,642 shares issuable to Mr. Hull upon exercise of stock options and 1,634 shares upon vesting of RSUs.

(18)	Includes 1,634 shares issuable to Mr. Ittycheria upon vesting of RSUs.

(19)	Includes 43,080 shares issuable to Mr. Kane upon exercise of stock options.

(20)	Includes 1,634 shares issuable to Dr. Kosecoff upon vesting of RSUs.

(21)
Includes 4,076 shares held by the James L. Mann Living Revocable Trust (the "Mann Trust"), and 1,634 shares issuable to the Mann Trust upon vesting of RSUs. Mr. Mann is the settlor and serves as trustee of the Mann Trust, and as such, he has sole voting and dispositive power over the shares held by the Mann Trust.

(22)	Includes 20,000 shares issuable to Mr. Robinson upon exercise of stock options and 1,634 shares upon vesting of RSUs.

(23)	Includes an aggregate of 775,505 shares issuable upon exercise of stock options and 9,804 shares upon vesting of RSUs held by our directors and executive officers.
DIRECTORS AND EXECUTIVE OFFICERS
The following table identifies our directors and executive officers and sets forth their current position(s) at athenahealth and their ages as of April 30, 2015.

Name	Age	Position
Jonathan Bush	46	Chief Executive Officer, President, and Chairman of the Board of Directors
Amy Abernethy	46	Director
Brandon Hull	54	Lead Director
Dev Ittycheria	48	Director
John A. Kane	62	Director
Jacqueline B. Kosecoff	65	Director
James L. Mann	81	Director
David E. Robinson	71	Director
Kristi A. Matus	47	Executive Vice President and Chief Financial and Administrative Officer
Rob Cosinuke	54	Senior Vice President and Chief Marketing Officer
Jeremy Delinsky	40	Senior Vice President, Chief Product Officer
Stephen N. Kahane	57	Executive Vice President, President, Client Organization
Daniel H. Orenstein	45	Senior Vice President, General Counsel, and Secretary
Ed Park	40	Executive Vice President and Chief Operating Officer
Karl Stubelis	49	Vice President and Corporate Controller
Set forth below are the biographies of each director and executive officer, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by our nominating and corporate governance committee. In addition, Timothy M. Adams served as our Chief Financial Officer until May 2014.
Jonathan Bush is our Chief Executive Officer (“CEO”), President, and Chairman of the Board of Directors. Mr. Bush co-founded athenahealth in 1997 and has been a director since our inception. Prior to joining us, Mr. Bush served as an EMT for the City of New Orleans, was trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton. Mr. Bush obtained a Bachelor of Arts in the College of Social Studies from Wesleyan University and an M.B.A. from Harvard Business School. As a founder of athenahealth, Mr. Bush has extensive knowledge of all aspects of our business, including our day-to-day operations. His history with us, combined with his business and leadership skills, led our Board of Directors to conclude that he should serve as a director and as Chairman of the Board of Directors.
Amy Abernethy, M.D., Ph.D. has served as a member of our Board of Directors since October 2013. Dr. Abernethy has served as Chief Medical Officer and SVP of Oncology at Flatiron Health, Inc since July 2014. Prior to joining Flatiron, she was a Professor of Medicine in the Duke University School of Medicine since November 2008 and Director of the Duke Center for Learning Health Care in the Duke Clinical Research Institute since March 2012. She also holds the titles of tenured Associate Professor of Medicine and Nursing, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy graduated from the University of Pennsylvania and Duke University School of Medicine. She also holds a PhD from Flinders University of South Australia. Dr. Abernethy’s expertise in the practice and teaching of oncology and internal medicine, and her experiences with big data, clinical research, technology within health care settings, health analytics, and her passion to improve the experience of health care for both patients and providers, led our Board of Directors to conclude that she should serve as a director.
Brandon Hull has served as a member of our Board of Directors since 1999. Mr. Hull has served as General Partner of Cardinal Partners, a venture capital firm that he co-founded that specializes in health care and life-sciences investments, since October 1997. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the board of directors of Awarepoint Corporation, QPID Health, Inc., Cureatr Inc., Brighton Health, and MDX Medical, Inc. Mr. Hull obtained his Bachelor of Arts from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Hull’s experience with health care services, health care information systems, and medical products and devices at Cardinal Partners, and on the boards of numerous health care and medical technology companies, led our Board of Directors to conclude that he should serve as a director.
Dev Ittycheria has served as a member of our Board of Directors since July 2010. Mr. Ittycheria has served as the President and CEO of MongoDB, Inc. since September 2014. He previously served as a Managing Director at OpenView Venture Partners from October 2013 to August 2014, as a Venture Partner with Greylock Partners from February 2012 to June 2013. He also served as the Senior Vice President, President of the Enterprise Service Management of BMC Software, Inc. from November 2008 to February 2010 and as Senior Vice President, Strategy and Corporate Development from April 2008 to October 2008. Prior to working at BMC, Mr. Ittycheria was co-founder, President, CEO, and a director of BladeLogic, Inc. from August 2001 to April 2008, which was acquired by BMC in April 2008. He also serves as a director of AppDynamics, Inc. and DataDog, Inc. Mr. Ittycheria received a Bachelor of Science in Electrical Engineering from Rutgers University. Mr. Ittycheria’s experience in building high-growth technology businesses that create long-term sustainable value, together with his leadership ability, led our Board of Directors to conclude that he should serve as a director.
John A. Kane has served as a member of our Board of Directors since 2007. Mr. Kane served as Senior Vice President, Finance and Administration, Chief Financial Officer (“CFO”), and Treasurer of IDX Systems Corporation from May 2001 until it was acquired by GE Healthcare in 2006, and as the Vice President, Finance and Administration, CFO, and Treasurer of IDX from October 1984, when he joined IDX, until 2001. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times managed the finance, facilities, legal, human resources, and information systems functions for the company. Previous to his employment with IDX, Mr. Kane worked as an audit manager at Ernst & Young LLP, in Boston. Mr. Kane serves as a director of several private organizations. He also served as a director of Merchants Bancshares, Inc. from 2005 to 2014 and Spheris, Inc. from 2007 to 2010. Since his retirement from IDX in 2006, Mr. Kane has not been employed on a full-time basis, and his principal occupations have consisted of the directorships mentioned in the preceding sentences. He earned a Bachelor of Science and Master of Accountancy from Brigham Young University. Mr. Kane’s experience auditing financial statements at Ernst & Young LLP, directorships with other public companies, and experience as CFO of a health care software technology company led our Board of Directors to conclude that he should serve as a director. Our Board of Directors chose Mr. Kane to serve as a director and chairman of the audit committee because of his financial and accounting skills and experience related to auditing financial statements.
Jacqueline B. Kosecoff, Ph.D. has served as a member of our Board of Directors since June 2012. Dr. Kosecoff has served as Managing Partner at Moriah Partners, LLC, a private equity firm investing in health care, security, and sport industries with a focus on software, content, and services, since March 2012. She also serves as a senior advisor to Warburg Pincus and is on the Executive Advisory Board of SAP America. Prior to this role, she served as a Senior Advisor from December 2011 to February 2012 at Optum, a leading information and technology-enabled health services business of UnitedHealth Group, consisting of OptumHealth, OptumInsight, and OptumRx and representing over 30,000 employees worldwide who focus on population health management, care delivery, and improving all of the clinical and operating elements of the health system. Dr. Kosecoff served as CEO of OptumRx, a leader in the delivery, clinical management and affordability of prescription medications and consumer health products, from 2007 to 2011 and CEO of Ovations Pharmacy Solutions Division, a UnitedHealth Group company, from 2005 to 2007. She has served as a consultant to the World Health Organization's Global Quality Assessment Programs, on the Institute of Medicine’s Board of Health Care Services, the RAND Graduate School’s Board of Governors, and on the board of directors of DJO Global, Inc., Independent Living Systems, LLC, Sealed Air Corporation, Specialists on Call, STERIS Corporation, and CareFusion Corporation from 2009 to March 2015. Dr. Kosecoff served as a professor at the School of Medicine and Public Health at the University of California, Los Angeles (UCLA). Dr. Kosecoff holds a B.A. from UCLA, an M.S. in Applied Mathematics from Brown University, and a Ph.D. in Research Methods from UCLA. Dr. Kosecoff’s experience as a seasoned health care executive and deep expertise in care coordination and data management led our Board of Directors to conclude that she should be nominated to serve as a director.
James L. Mann has served as a member of our Board of Directors since 2006. Mr. Mann served as Chairman of the Board of Directors of SunGard Data Systems Inc. from 1987 to 2005 and as Director from 1983 to 2005 and from 2006 to 2013. Mr. Mann served as SunGard’s CEO from 1986 to 2002, President from 1986 to 2000, and Chief Operating Officer (“COO”) from 1983 to 1985. From 2005 through August 2011, Mr. Mann was employed by SunGard in an advisory capacity. Mr. Mann previously served as President and COO of Bradford National Corp. Mr. Mann obtained a Bachelor of Science in Business Administration from Wichita State University. Mr. Mann’s experience as CEO and COO of SunGard, including his skills in leading a company through rapid growth, acquisitions, and developing corporate strategy led our Board of Directors to conclude that he should serve as a director.

David E. Robinson has served as a member of our Board of Directors since January 2011. He served as our Executive Vice President and COO from February 2009 to July 2010 and as an executive advisor from July 2010 to December 2010. Mr. Robinson served as the Executive Vice President of SunGard Data Systems Inc., a global leader in software and processing solutions for financial services, higher education, and the public sector, which position he held from 2002 to 2004. Mr. Robinson served as Senior Vice President of SunGard from 2000 to 2002, as a Group CEO of SunGard Investment Systems from 1997 to 2000, and as President of SunGard Investment Systems from 1993 to 1997. Mr. Robinson holds an M.B.A. from the University of Chicago, a Masters in Chemical Engineering from the University of Rochester, and a Bachelor of Science in Chemical Engineering from Carnegie Mellon University. Mr. Robinson’s experience as our COO and leading technology organizations led our Board of Directors to conclude that he should be nominated to serve as a director.
Kristi A. Matus has served as our Executive Vice President and Chief Financial & Administrative Officer since July 2014. Prior to joining us, Ms. Matus served as Executive Vice President, Government Services of Aetna, Inc., one of the nation’s leading diversified health care benefits companies, from February 2012 to July 2013. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including Executive Vice President and Chief Financial Officer from 2008 to 2012. She also previously served as Executive Vice President and Chief Operating Officer of Thrivent Financial Bank. She began her career at the Aid Association for Lutherans, where she held various financial and operational roles for over a decade. Ms. Matus obtained a Bachelor of Science summa cum laude from the University of Wisconsin Oshkosh in applied mathematics.
Rob Cosinuke has served as our Senior Vice President and Chief Marketing Officer since December 2007. Mr. Cosinuke was a co-founder of Digitas, LLC in 1991. Digitas is a leading interactive and database marketing advertising agency and was acquired by Publicis Group SA in February of 2007. From 1991 to 2006, Mr. Cosinuke was employed by Digitas, most recently as President of Digitas, Boston. He also served as President of Global Capabilities, Digitas. Mr. Cosinuke has a Bachelor of Arts from Haverford College and an M.B.A. from Harvard Business School.
Jeremy Delinsky has served as our Senior Vice President, Chief Product Officer since January 2015. He served as Senior Vice President, Chief Technology Officer from July 2010 to December 2014, Senior Vice President, athenaNet Intelligence from February 2010 to July 2010, Vice President, athenaNet Intelligence from January 2009 to February 2010, Vice President Operations Innovation from November 2008 to January 2009, Director Posting Operations from December 2006 to November 2008, Director Payor Performance Management from July 2006 to November 2006, and Director Process Innovation PPM from November 2004 to July 2006. Mr. Delinsky serves on the Health IT Standards Committee and as the Board Chairman of CommonWell Health Alliance. Prior to joining us, he worked for several years as a strategy and operations consultant to payer organizations and academic medical centers as part of the health care industry practice at Deloitte Consulting. Mr. Delinsky has a Bachelor of Arts from Wesleyan University and a M.B.A. from The Wharton School of the University of Pennsylvania.
Stephen N. Kahane, M.D., M.S. has served as Executive Vice President, President, Client Organization since January 2015. He served as President of our Enterprise Services Group from February 2011 to December 2014. Dr. Kahane’s career spans more than 30 years across companies that have delivered health care IT and automation solutions for physician practices, hospitals, and integrated delivery networks. Prior to joining us, Dr. Kahane was CEO of AMICAS, Inc., an image and information management solutions company, from 2004 to 2010. Dr. Kahane’s experience also includes roles as CEO of VitalWorks, CEO of Datamedic, and Medical Director and System Development Director of Information at Johns Hopkins Medical Institution. Dr. Kahane holds an M.S. in Computer Science from Johns Hopkins University and an M.D. from Emory University.
Daniel H. Orenstein has served as our Senior Vice President, General Counsel, and Secretary since July 2010. He served as Vice President, General Counsel, and Secretary from July 2008 to July 2010, Deputy General Counsel from 2006 to June 2008, and Chief Integrity Officer from 2005 to 2006. Prior to joining us, he practiced in the areas of corporate, intellectual property, and health care law with McDermott, Will & Emery and Goulston & Storrs in Boston and Powers, Pyles, Sutter & Verville in Washington, D.C. Mr. Orenstein obtained a Bachelor of Arts from Columbia University and a J.D. from the Georgetown University Law Center. He is an active member of the Health Information and Technology Practice Group of the American Health Lawyers Association.
Ed Park has served as our Executive Vice President and COO since July 2010. He served as our Chief Technology Officer from March 2007 to June 2010 and as Chief Software Architect from 1998 to March 2007. Mr. Park serves on the board of Castlight Health, Inc. and Healthpoint Services Pvt Ltd. Prior to joining us, Mr. Park was a consultant for Viant, Inc. Mr. Park obtained a Bachelor of Arts magna cum laude from Harvard College in Computer Science.

Karl Stubelis has served as our Vice President and Corporate Controller since September 2013. He served as interim CFO from May 2014 to July 2014. Prior to joining us, he served as Vice President, Corporate Controller, and Chief Accounting Officer at Sapient Corporation, a leading provider of services to today’s evolving financial and commodity markets, from September 2009 to September 2013, and as Director of Financial Operations from November 2004 to September 2009. In addition, Mr. Stubelis brings more than 20 years of experience in finance and operations across various size companies. Mr. Stubelis obtained a Bachelor of Science from the University of Vermont and a M.B.A. from Suffolk University.
RELATED PERSON TRANSACTIONS
Policies for Approval of Related Person Transactions
Our Board of Directors has adopted a written policy that sets forth the policies and procedures to review and approve transactions, contracts, or other legal or business arrangements with directors, director nominees, executive officers, holders of more than five percent of our voting securities, and the immediate family members of any of these persons, each of which we refer to as a “related person.” Our Board of Directors determined that our audit committee should administer the policy, since the audit committee also acts as our qualified legal compliance committee and as such oversees our regulatory compliance programs and procedures. Any amendments, modifications or supplements to the policy are recommended by our audit committee and subject to final approval by our Board of Directors.
Our policy requires that we create a list of related persons and all entities in which a related person is an employee, acts as a director or executive officer, or holds more than five percent of ownership interest, each such entity we refer to as a “related person affiliate.” The list is updated at least annually and is maintained by our CFO. The list is made available, at the direction of our CFO, to appropriate regulatory, marketing, and operations (including finance) employees and executives who are involved or familiar with the transactions, contracts, or other legal or business arrangements that we have entered into or propose to enter into from time to time with third parties. These personnel then cross-check the parties involved in any such transactions against the related person transaction list. If it is determined that we have entered into or are proposing to enter into any transaction or arrangement (including any modification or addition to an existing contract or arrangement) with a related person or related person affiliate, our CFO is notified.
Once notified, our CFO, together with legal counsel, will review the appropriate NASDAQ rules, SEC rules, our corporate governance guidelines and any other applicable rules and determine whether the contemplated transaction or arrangement requires the review or approval of the Board of Directors or any committee thereof. For example, under applicable NASDAQ Marketplace Rules, transactions between us and such persons in excess of $120,000 must be reviewed by our audit committee or another independent body of our Board of Directors. In addition, our compensation committee charter requires that compensation arrangements with our executive officers be approved by our compensation committee. No transaction or arrangement with a related person or related person affiliate may be entered into unless the CFO has either (i) specifically confirmed that no further review or approval as described above is necessary or (ii) specifically confirmed that all requisite reviews and approvals necessary to enter into that transaction or arrangement have been obtained.
Our policy is intended to identify related person transactions prior to their consummation. However, if for any reason we enter into a transaction or arrangement without recognizing that such transaction or arrangement constituted a related party transaction, our CFO is notified. The procedure described above is then followed in order to determine whether (i) further review and ratification is necessary as described above or (ii) all requisite reviews and approvals necessary to enter into such transaction or arrangement have been obtained.
If our CFO determines that our Board of Directors or an independent committee thereof is required to review or approve (or ratify) a transaction as described above, that transaction will be presented to our Board of Directors or an appropriate committee, as the case may be, for review and approval. In the absence of any specific legal requirement that such transaction be reviewed or approved by our Board of Directors or a specific committee, it is expected that in most circumstances the transaction will be submitted to our audit committee.
In considering any related person transactions, our directors consider the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person with us, and the terms that would be available in a similar transaction with an unaffiliated third party. The directors also consider their fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction.

Transactions with Related Persons
Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we have determined that we were not a party to any transaction or arrangement in which any related person or related person affiliate has a direct or indirect material interest during the year ended December 31, 2014.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2014, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.
CORPORATE GOVERNANCE
Board Independence
The Board of Directors has determined that each of the directors, except for Mr. Bush, as CEO, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committee independence standards, including Rule 10a-3(b)(1) under the Exchange Act. In making that determination, the Board of Directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, at least a majority of the members of the Board of Directors meet the independence standards of the NASDAQ Marketplace Rules.
At least annually, the Board of Directors evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board of Directors makes an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s, and our independence standards.
Code of Ethics
We have adopted a code of ethics, which we call our code of conduct, that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The current version of the code of conduct is available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. A copy of the code of conduct may also be obtained, free of charge, upon a request directed to: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website (available at http://www.athenahealth.com) or in our public filings with the SEC.
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ, and our Certificate of Incorporation and By-laws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory, or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory, or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Majority Voting Policy
Under our By-laws, our directors are elected by a plurality vote. However, the majority voting policy contained in our corporate governance guidelines requires that any director nominee in an uncontested election be elected by a majority of the votes cast in that election. If a director nominee in such an election does not receive a greater number of votes “for” his or her election than votes “withheld” from such election, that director must promptly submit his or her resignation to the Board of Directors. The nominating and corporate governance committee will then consider all relevant facts and circumstances and recommend to the Board of Directors the action to be taken in regard to such resignation. No later than 90 days following the final tabulation of the shareholders’ vote in that election, the Board of Directors must act on the submitted resignation and the recommendation of the nominating and corporate governance committee and disclose its decision regarding whether to accept the nominee’s resignation (or the reasons for rejecting the resignation, if applicable), as well as the decision-making process followed, in a Form 8-K furnished to the SEC.
Board and Committee Meetings
The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2014, the Board of Directors held seven meetings and acted by unanimous written consent twice. The Board of Directors has three standing committees:

•	the audit committee, which held nine meetings in fiscal 2014;

•	the compensation committee, which held six meetings in fiscal 2014 and acted by unanimous written consent twice; and

•	the nominating and corporate governance committee, which held five meetings in fiscal 2014.
Each of the incumbent directors of the Board of Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors upon which they served (during the periods that they served) during 2014. The Board of Directors held at least two executive sessions of the independent directors during 2014. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules. The lead director, Mr. Hull, presides as chair of such executive sessions.
Annual Meeting Attendance
It is our policy that members of the Board of Directors are encouraged to attend annual meetings of our shareholders. Four directors attended last year’s annual meeting of shareholders.
Committees
Our By-laws provide that the Board of Directors may delegate responsibility to committees. The Board of Directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board of Directors has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm.
The table below shows the composition of the standing committees of the Board of Directors.

Director	Audit	Compensation	Nominating and Corporate Governance
Amy Abernethy	Member
Jonathan Bush
Brandon Hull	Member
Dev Ittycheria		Member	Chair
John A. Kane	Chair
Jacqueline B. Kosecoff		Member	Member
James L. Mann		Chair	Member
David E. Robinson	Member

Audit Committee
Dr. Abernethy and Messrs. Hull, Kane, and Robinson currently serve on the audit committee. Mr. Kane is the chairman of our audit committee. The Board of Directors has also determined that each member of the audit committee is independent within the meaning of NASDAQ’s and our director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. We have determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act. Mr. Kane qualifies as an “audit committee financial expert” due to his experience auditing financial statements, directorships with other public companies, and experience as a CFO, as further described above in the section entitled “Directors and Executive Officers.” The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual Proxy Statement.
Compensation Committee
Messrs. Ittycheria and Mann and Dr. Kosecoff currently serve on the compensation committee. Mr. Mann is the chairman of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of NASDAQ’s, the SEC’s, and our director independence standards. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director for purposes of Exchange Act Rule 16b-3. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our CEO;

•
evaluating the performance of our CEO in light of such corporate goals and objectives and determining the compensation of our CEO, including considering the results of the most recent shareholder advisory vote on the compensation of our named executive officers (a “say-on-pay vote”);

•	reviewing and approving the compensation of our other executive officers;

•	establishing and reviewing our compensation philosophy and policy;

•
reviewing and recommending to the Board of Directors for approval the frequency with which we will conduct say-on-pay votes, taking into account the results of the most recent shareholder advisory vote on the frequency of the say-on-pay vote, and reviewing and approving the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in the Proxy Statement;

•	overseeing and administering our stock plans, employment agreements, severance arrangements, change in control agreements or provisions, and any special or supplemental benefits; and

•	appointment, compensation, and oversight of the work of any compensation adviser retained by the compensation committee.
The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisers to assist it in carrying out its responsibilities and the sole authority to approve any such adviser’s fees and other retention terms. For a description of the compensation committee’s processes and procedures for the consideration and determination of executive compensation, please see the section entitled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee
Messrs. Ittycheria and Mann and Dr. Kosecoff currently serve on the nominating and corporate governance committee. Mr. Ittycheria is the chairman of our nominating and corporate governance committee. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent within the meaning of NASDAQ’s, the SEC’s and our director independence standards. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting members of the Board of Directors and its committees;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by shareholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	overseeing our regulatory compliance programs and procedures; and

•	overseeing the evaluation of the Board of Directors and its committees and management.
Director Nominations
The Board of Directors has adopted a policy governing director nominations which is available on the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. The process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by shareholders, is as follows: the nominating and corporate governance committee will: (1) solicit recommendations; (2) review and evaluate the qualifications of any proposed director candidate and conduct inquiries it deems appropriate; (3) evaluate all proposed director candidates in the same manner; (4) consider any proposed director candidate who is deemed qualified in light of the minimum qualifications; and (5) consider, in addition to the minimum qualifications, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board of Directors.
Minimum Qualifications
The nominating and corporate governance committee will consider the following, and any other qualifications, skills, and attributes it deems appropriate, when recommending candidates to be nominated for election as directors and for appointment to any committee of the Board of Directors. Each nominee shall:

•	have experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	have significant business or professional experience or demonstrate an exceptional understanding of our industry or other disciplines relevant to our business;

•	have sufficient time and availability to devote to athenahealth’s affairs, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
While we do not have a policy with regard to the consideration of diversity in identifying director nominees, in identifying and evaluating proposed director candidates, the nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of race, ethnicity, gender, age, background, and professional experience.

Shareholder Recommendations
Shareholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472. Our Secretary will forward all such recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Shareholder Communications
The Board of Directors provides to every shareholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for shareholder communications. For a shareholder communication directed to the Board of Directors as a whole, shareholders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
For a shareholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, shareholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
We will forward by U.S. Mail any such shareholder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such shareholder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.
Board Leadership Structure
The Board of Directors believes that our board leadership structure — a combined Chairman of the Board of Directors and CEO, a lead director, and committees led by independent directors — is the most appropriate for us at this time. Jonathan Bush serves as our CEO and Chairman of the Board of Directors. The Board of Directors believes that Mr. Bush is the director most capable of identifying strategic priorities, leading critical discussions, and executing our strategy and business plans and, therefore, he is best suited to serve as Chairman of the Board of Directors. In addition to the extensive knowledge of the challenges we face possessed by Mr. Bush and his years of experience guiding athenahealth through rapid growth, the independent directors bring their own significant outside experiences, oversight, and expertise. The Board of Directors elects a lead director to preside as chair of the executive sessions of the independent directors, in addition to performing the following responsibilities:

•	assist the Chairman of the Board of Directors in developing agendas for Board of Directors meetings and provide input for committee agendas;

•	develop agendas and chair executive sessions of the independent directors;

•	call special meetings of the independent directors;

•	brief the Chairman of the Board of Directors and our Secretary on issues discussed during the independent directors executive sessions;

•	facilitate discussion among independent directors on key issues and concerns outside of Board of Directors meetings;

•	communicate independent directors concerns to the Board of Directors;

•	interview director nominee candidates and make recommendations to the nominating and corporate governance committee;

•	be available for consultation and direct communications with shareholders, regulators, and other third parties; and

•	be available for additional responsibilities from time to time as determined by the Board of Directors.

Board’s Role in Risk Oversight
The Board of Directors oversees our risk management process, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. The Board of Directors monitors and manages operational and competitive risks through management updates at the regularly scheduled board meetings. Management provides periodic updates on business units and on our long-term goals and mission. The board agenda is tailored to address significant developments that may present risks, such as new government regulations.
Management is responsible for the day-to-day risk management, including conducting an annual assessment of the adequacy and effectiveness of our processes for controlling activities and managing risk, categorizing the relevant risks, and identifying contributing and mitigating factors. The annual risk assessment is presented to a committee of the Board of Directors by management, and it determines whether our processes require modification or enhancement. While the Board of Directors has the ultimate responsibility for risk management oversight, the Board of Directors delegates the majority of the administration of its risk oversight function to its committees.
The audit committee reviews with management significant business and financial risks and exposures and our guidelines, policies, and measures for assessing and managing these risks and exposures. The Chief Compliance and Risk Officer, who reports directly to the audit committee, leads the compliance and internal audit functions that help evaluate and improve the effectiveness of risk management in conjunction with our legal department.
The compensation committee reviews our compensation programs to determine whether they are appropriate, properly coordinated and achieve their intended purpose, including furthering our strategic plans and objectives. This review includes understanding and assessing the risk introduced by the compensation programs, as discussed in more detail below.
The nominating and corporate governance committee oversees the risks associated with our governance through assessing the adequacy of our code of conduct and corporate governance guidelines, and by its succession planning process.
All of these risks may be reviewed at regularly scheduled meetings or at special meetings depending on the timing and magnitude of the risk. Management may consult with each committee or the chairman of a committee to discuss modifications or enhancements to our risk management processes.
Risks Related to Compensation Policies and Practices
Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for our employees, including our executive officers. The components of compensation are generally the same for all employees: base salary, cash bonuses, and equity awards for some employees. We assess the competitiveness of compensation at all levels based on market surveys.
Base Pay is designed to provide steady income regardless of pre-established performance objectives or our stock price performance which allows employees to be compensated without heavy reliance on appreciation of our stock’s value or business results beyond their control.
Cash Bonuses are based on pre-established performance objectives. For our executive officers, these awards are based on the scorecards discussed below, and for non-executive employees these awards are based on individual goals associated with their division set by each employee and the employee’s manager. The overall bonus pool is funded based on corporate scorecard results, and the funding is increased or decreased based on our performance against the corporate scorecard. Setting individual and corporate performance objectives for cash bonuses helps align employees’ goals with our business plan. Goals and performance objectives can be adjusted annually to address areas of particular concern and risks to athenahealth.
Equity Awards align our employees’ interests with the interest of our shareholders, help attract new employees, and motivate and retain current employees for future performance. Typically, equity awards vest over four years.
We structure our compensation programs after considering company-wide risk. This is accomplished in part by tying compensation to our scorecards and individual-specific goals and objectives, which consider our risk appetite. Scorecards and employee’s goals can be adjusted annually to address risks identified in the annual risk assessment conducted by management and presented to the audit committee. We also use a mix of different compensation elements to balance short-term versus long-term awards to align compensation with our business strategy and our shareholders’ interests. In 2015, management presented potential risks and mitigating factors related to our compensation policies and practices, which the compensation committee reviewed. We believe the combination of base pay, cash bonuses tied to performance objectives, and equity awards with four year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the compensation of each person who served as our principal executive officer and principal financial officer during 2014 and the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) who were serving as executive officers as of December 31, 2014. For 2014, these individuals (referred to as the “NEOs”) were:

Jonathan Bush	Chief Executive Officer, President, and Chairman of the Board of Directors
Kristi A. Matus	Executive Vice President and Chief Financial and Administrative Officer
Rob Cosinuke	Senior Vice President and Chief Marketing Officer
Stephen N. Kahane	Executive Vice President, President, Client Organization
Ed Park	Executive Vice President and Chief Operating Officer
Karl Stubelis	Vice President and Corporate Controller and Former Interim Chief Financial Officer
Timothy M. Adams	Former Senior Vice President and Chief Financial Officer

Executive Summary
2014 Highlights
2014 was a successful year for athenahealth as we connected to providers, trading partners, patients, and disruptive innovators, while sustaining strong financial and operational performance.

•	Added a record 12,137 providers to our network, representing 24% growth over 2013.

•	Grew consolidated revenue by 26% to $752.6 million in 2014, compared to $595.0 million in 2013.

•	Connected 699 clients to innovative technologies and services offered on our MDP marketplace.

•	Enjoyed record client retention of 97%.
2014 Executive Compensation Program
athenahealth has a performance-oriented culture and we reward executives when we achieve our corporate goals and objectives. We measure our corporate performance based on strategic initiatives and a balanced scorecard. The list of strategic initiatives is the product of an extensive corporate planning process with our senior management and the Board of Directors and our performance against these initiatives is a large component of how we define success. The balanced scorecard is a list of key financial and operational metrics that allow us to measure how we are doing against our short-term objectives and our long-term vision.
In 2014, our executive compensation program consisted of three principal components: base salary, cash bonuses tied to scorecards, and annual equity awards determined based upon individual and corporate performance (that is, achievement of our strategic initiatives and corporate / divisional scorecards) and in most cases subject to additional performance goals that would reduce the number of shares earned if we do not maintain sustained financial and operational performance. The compensation committee put a significant amount of executive compensation at risk, with 94% of our CEO’s and 80% of our other NEOs’ total direct compensation (comprised of base salary, annual cash bonus, and equity-based incentive compensation) in the form of short- and long-term incentives as shown below:
The charts above are based on the amounts reported in the Summary Compensation Table for 2014.

The following are highlights of our 2014 accomplishments that impacted our executive compensation:

•
95.2% achievement of our CEO scorecard, which includes four metrics: net promoter score, bookings, revenue, and net income. Our CEO is eligible to earn a cash bonus (with the target bonus expressed as a percentage of his base salary) based on our performance as measured against the CEO scorecard. The bonus percentage earned is adjusted by 3% for every 1% of variance from the CEO scorecard target. Since the CEO scorecard results were 4.8% below target, his cash bonus was decreased by 14%.

•
93.5% achievement of our corporate scorecard, which includes 11 weighted metrics in the areas of stability, performance, satisfaction, and financial performance. Our executive officers (other than our CEO) are eligible to earn a cash bonus (with the target bonus expressed as a percentage of his or her base salary) based on our performance as measured against the corporate scorecard. The bonus percentage earned is adjusted by 2% for every 1% of variance from the corporate scorecard target. Since the corporate scorecard results were 6.5% below target, our executives’ cash bonuses were decreased by 13%.

•
100% attainment of performance-based equity awards. Our executives’ annual equity awards are determined based on individual performance against leadership-oriented metrics, including strategic initiatives, foundational and leadership competencies, and corporate/divisional scorecards. Each executive is evaluated against these criteria and receives an equity award based, in part, on his or her success. Therefore, each annual equity award is granted based on performance from the prior year. To further align our executive’s interest with shareholders and to support sustainable performance levels, the compensation committee determined that the annual equity awards will vest only if certain sustainable goals were achieved. These sustainable goals are “all-or-nothing triggers” that can only cutback the award size; these awards do not have upside leverage. For 2014, the sustainable goals were set as: (i) 20% year-over-year revenue growth in 2014 and (ii) 50% Non-GAAP Adjusted Gross Margin (as defined below). Based on our achievement of 26% year-over-year revenue growth and 63% Non-GAAP Adjusted Gross Margin, 100% of our executives’ annual equity awards were earned. If both performance goals are met, then 25% of these awards will vest on March 1, 2015, and 25% on each of the next three anniversaries of March 1, 2015.

Say on Pay
We are encouraged by the strong shareholder support (84%) in favor of last year’s “say-on-pay” vote following the extensive dialogue that we engaged in with our shareholders after the disappointing 2013 “say-on-pay” vote (52%). Shareholder feedback helps us to understand and respond to their views on our executive compensation program. During 2014, we continued our shareholder outreach program and through these efforts, we have obtained helpful feedback on our executive compensation program and have made certain modifications to implement our shareholders’ suggestions, some of which are discussed in the chart below. With those changes, we believe that our shareholders generally approve of our core compensation principles and our executive compensation program, and we believe our shareholders as a whole should support them as well.

Feedback	Response
Compensation peer group should be based on industry and size
We strive to select companies within the software and services industry with similar revenues and market capitalization. We substantially modified our compensation peer group in 2013 to address this feedback, and made minor updates in 2014.

Adopt stock ownership guidelines for executive officers and directors	We adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors in 2013. In 2014, we increased the salary multiple for our CEO from 5X to 6X.
Potential disconnect between pay and performance
Our executive compensation is linked to individual and corporate performance through use of cash bonuses and equity awards. Cash bonuses are based on balanced scorecards with key financial and operational metrics with target cash awards adjusted for individual performance. Equity awards are determined based on individual and corporate performance. In response to shareholder feedback, we added sustainable financial and operational performance goals to our CEO’s equity awards beginning in 2013 and to certain other NEOs’ equity awards in 2014 that are hit or miss. Meaning, if we do not achieve the performance goals, those executives will not earn the equity awards.

Internal pay equity
We believe our compensation structure provides a framework for an equitable compensation ratio between executives, keeping in mind that our CEO is the founder of athenahealth and possesses invaluable industry experience that a non-founder would not command. Target compensation is set on a number of factors, including job level, scope of responsibilities, individual and corporate performance, and to maintain competitive pay levels relative to market data. Each year the compensation committee reviews competitive market data to ensure the equitable compensation of executives with their counterparts in our compensation peer group.

Select meaningful performance goals for equity awards
The annual equity awards for certain NEOs are subject to revenue and gross margin performance goals. The compensation committee determined that the revenue growth rate goal was a sustainable performance level given the unpredictability of bookings and the timing of revenue recognition as we transition our client base from small, fast-implementing groups to larger slower-implementing enterprises. The gross margin goal was set to maintain profitability while we pursue our revenue growth objectives.

Executive Compensation Policies and Practices
We strive to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance.

•
No Special Health, Welfare, or Retirement Programs.  Our executive officers are eligible to participate in broad-based company-sponsored benefits programs on the same basis as our other full-time, salaried employees.

•
No Tax Reimbursements for Severance or Change-in-Control Payments or Benefits.  We do not provide tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits or any perquisites or other personal benefits, other than limited travel, entertainment, and meal expenses.

•
Compensation Recovery Policy.  Our Executive Incentive Plan provides that any annual bonus paid to an executive officer may be recovered if our Board of Directors determines that a significant restatement of our financial results or other metrics for any of the three prior fiscal years is the result of his or her fraud or willful misconduct and his or her annual bonus would have been lower had the results or metrics been properly calculated.

•
Stock Ownership Policy.  We have adopted a stock ownership policy for our executive officers that requires them to maintain ownership of our common stock with a value equal to a multiple of their annual base salary, depending on position.

•	Hedging and Pledging Prohibited. We prohibit our employees from hedging or pledging any company securities.
Roles in the Compensation-Setting Process
Our compensation committee determines executive compensation and oversees our executive compensation program. The compensation committee uses competitive market data, performance results, and their judgment when setting executive compensation-levels and designing executive reward programs. Although the compensation committee reviews and relies on this data in the course of its annual compensation review, the data only provides a reference point. The compensation committee ultimately uses its own business judgment and expertise to determine the appropriate components and levels of compensation for our executive officers. Consistent with our pay for performance culture, our compensation committee seeks to align actual pay with performance thereby delivering higher levels of compensation in good performance years and lower levels of compensation in poor performance years.
Our compensation committee determines the amount of compensation to award to each executive officer and considers input provided by the CEO for the other NEOs who report directly to him. Our CEO performs an annual assessment of the professional effectiveness of each NEO who reports to him and assigns an individual performance rating. The compensation committee takes the CEO’s performance ratings into consideration when setting executive compensation particularly with respect to setting the target total cash compensation and determining the size of the annual equity awards. Our CEO does not participate in, and is not present during, any deliberations or determinations of our compensation committee regarding his compensation or individual performance objectives.
The compensation committee has the sole authority to retain or obtain the advice of a compensation consultant as necessary to assist with its duties, and is responsible for the appointment, compensation, and oversight of the work of any compensation consultant. In March 2014, the compensation committee retained Compensia to advise on a variety of subjects, including preparing an update to our compensation peer group, reviewing the Compensation Discussion and Analysis section of our Proxy Statement, summarizing trends in executive compensation and regulatory developments, conducting a competitive compensation market analysis, reviewing our equity utilization, and analyzing our director compensation program. In August 2014, the compensation committee ceased working with Compensia and retained Frederic W. Cook & Co., Inc. as its ongoing executive compensation adviser.
The compensation committee has considered whether the work of Compensia and Frederic W. Cook & Co., Inc. as compensation consultants has raised any conflict of interest, taking into account the following factors: (i) the amount of fees from us paid to each consultant as a percentage of its total revenue; (ii) the provision of other services to us by the consultant; (iii) the consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisers with any member of the compensation committee; (v) any business or personal relationship of the consultant or the individual compensation advisers employed by the consultant with any of our executive officers; and (vi) any of our stock owned by the individual compensation advisers employed by the consultant. Based on the above factors, our compensation committee has concluded that the work of Compensia and Frederic W. Cook & Co., Inc. and the individual compensation advisers employed by them as compensation consultants to us has not created any conflict of interest. The compensation committee also assesses the independence of any of its compensation advisers consistent with applicable NASDAQ listing standards on an annual basis.
Components of Executive Compensation
Our executive compensation program currently consists of three principal components:

Base Salary	Cash Bonus	Equity
Attracts, retains, and rewards executives for our success	Rewards achievement of both company and individual goals	Attracts and retains key contributors with a focus on longer-term achievement
Our compensation philosophy with respect to each of these components, including the basis for the compensation awarded to each of the NEOs, is discussed below. In addition, although each compensation component is considered separately, the compensation committee takes into account the aggregate compensation amount for each executive officer in its determination of each individual component. The compensation committee puts significant weight on those aspects of compensation tied to performance, such as annual cash bonuses based on measurable performance objectives and equity in the form of stock options, RSUs, and performance stock units (“PSUs”).
Peer Group
The compensation committee engaged Compensia to assist it in updating our compensation peer group for 2014 compensation. The updated peer group along with a study of the peer group data prepared by Compensia in July 2013 was used for 2014 compensation decisions. The key factors that were considered when identifying peers were revenue and market capitalization, which the compensation committee determined were the most effective indicators of the size and complexity of our business and were highly correlated with cash and equity pay levels. Our peer group for 2014 compensation was modified to reflect our acquisition of Epocrates, Inc. and the resulting increase in revenue. Advent Software, Ariba, Constant Contact, DealerTrack Holdings, MicroStrategy, and Quality Systems, which appeared in the 2013 compensation peer group, were removed and the following companies were added as peers: Akamai Technologies, Allscripts Healthcare Solutions, Informatica, and Verint Systems. The changes to our compensation peer group were intended to position us near the median in both revenue and market capitalization, and maximize the alignment of each peer company with our characteristics as a company. Our compensation peer group for 2014 compensation was:

Company	Revenue ($MM)(1)	Market Capitalization ($MM)(2)
Akamai Technologies	1,423	7,567
Allscripts Healthcare Solutions	1,445	2,292
ANSYS	810	6,811
CommVault Systems	496	3,521
Concur Technologies	481	4,542
Fortinet	552	2,837
HMS Holdings	483	2,040
Informatica	830	3,778
MedAssets	663	1,080
Medidata Solutions	231	2,058
NetSuite	331	6,761
Qlik Technologies	406	2,458
ServiceNow	282	5,368
SolarWinds	282	2,915
TIBCO Software	1,035	3,513
TripAdvisor	809	8,725
Ultimate Software Group	352	3,241
Verint Systems	848	1,869

75th Percentile	825	5,161
50th Percentile	524	3,377

athenahealth	451	3,106

(1)	Revenue represents the trailing 12-month revenue through July 1, 2013. athenahealth data reflects the quarter ended March 31, 2013.

(2)	Market capitalization is as of June 28, 2013.
Setting Compensation
Our compensation committee has designed our compensation programs to attract and retain highly talented executives to manage rapid growth and innovation in a competitive industry. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executives when we achieve our goals and objectives. For competitive positioning purposes, our compensation committee compares the compensation levels of our NEOs against their counterparts at the companies in the compensation peer group as well as market data from technology sector surveys where matches to the peer group are unavailable. Our compensation committee uses this competitive market data as a reference point when setting executive compensation. The compensation committee sets target compensation based on individual and corporate performance and job level.
CEO
We begin each year with strategic initiatives and a corporate scorecard, which includes our key financial and operational metrics. We also look back to prior year performance to inform annual equity award sizing. The compensation committee then assesses our CEO’s performance in the context of these criteria. In recognition of strong sustainable financial and operational performance in 2013, the compensation committee determined that a meaningful annual equity award in 2014 would be commensurate with their overall assessment of performance. The compensation committee reviewed 2014 performance for the CEO when making their decision on the CEO’s cash bonus and determined that an award level below target was appropriate based on 2014 performance.
Other NEOs
Each year, our CEO assesses the performance of each NEO that reports directly to him based on performance against leadership-oriented metrics, which includes strategic initiatives, foundational and leadership competencies, and corporate/divisional scorecards, and determines an individual performance rating. These ratings are based on his assessment of the professional effectiveness and capabilities of these executive officers, achievement of the leadership-oriented metrics, and the nature and scope of their areas of responsibility. Our compensation committee takes into account each executive officer’s individual performance rating and job level when setting target compensation levels. As with our CEO review process, NEO equity awards were informed by prior year performance and annual cash bonuses were based on 2014 performance.

Base Salary
Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience, and performance. Base salaries are reviewed annually. Changes in base salary for the NEOs depend on their compensation relative to competitive market data, changes in job responsibilities, and individual performance. While the compensation committee considers the competitive market data in setting the NEOs’ base salaries it does not target a specific percentile of the market data. The base salary of each NEO is evaluated together with the other components of his or her compensation to ensure that the NEO’s compensation is in line with our overall compensation philosophy and aligned with performance.
In 2014, the compensation committee decided to increase Mr. Bush’s base salary by 9.3% based on his significant contributions to the company, his market leadership resulting in strong revenue growth and financial performance, and to remain competitive with the market data for our compensation peer group. Upon the recommendation of Mr. Bush, the compensation committee increased Mr. Adams’ base salary by 7%, Messrs. Cosinuke and Kahane’s base salaries by 2%, and Mr. Park’s salary by 18.5%, in each case based on the nature and scope of their areas of responsibility and to better align their compensation with the competitive market data. Ms. Matus joined us in 2014 and her salary was determined on the basis of her skills, qualifications, responsibilities, and experience. Mr. Stubelis received a 3% increase in his base salary as part of the annual review process for 2013 in his role as Vice President and Corporate Controller. The following table sets forth the base salaries of the NEOs for 2013 and 2014.

Executive	2013 Base Salary(1)	2014 Base Salary(1)	Percentage Increase
Jonathan Bush	$540,000	$590,000	9.3%
Kristi A. Matus(2)	—	400,000	—%
Rob Cosinuke	300,000	306,000	2.0%
Stephen N. Kahane	300,000	306,000	2.0%
Ed Park	350,000	414,750	18.5%
Karl Stubelis	230,000	236,900	3.0%
Timothy M. Adams(3)	350,000	374,500	7.0%

(1)	The amounts reported represent base salaries on an annualized basis. Due to our payroll schedule and the timing of base salary adjustments, the amounts actually paid may vary from these figures.

(2)	Ms. Matus joined us on July 21, 2014.

(3)	Mr. Adams resigned from his position as Senior Vice President and Chief Financial Officer in May 2014.
Cash Bonus
We use annual cash incentive compensation to motivate and reward our executive officers, including the NEOs, for achieving our short-term financial and operational objectives while making progress towards our longer-term growth and business goals. We measure our corporate performance based on balanced scorecards. We believe that this approach has been a highly effective way to track and evaluate our performance year-over-year which enables us to both focus on our short-term objectives while, at the same time, measuring key performance indicators required for long-term success. Since we use this approach to track and evaluate our corporate performance, our compensation committee has elected to use similar scorecards to determine the cash bonuses for our executive officers, thereby aligning their annual incentive compensation with our financial and operational objectives.
The compensation committee sets annual cash bonus awards under our Executive Incentive Plan through a four step process: (1) set a target cash bonus award for each executive, (2) establish the scorecard applicable to each executive, (3) establish threshold goals, which must be achieved to fund the Executive Incentive Plan, and (4) review performance results and determine the actual award. Each of these steps is discussed further below.
Target Award
Our compensation committee sets a target cash bonus award for each NEO (which is expressed as a percentage of the NEO’s base salary). The target cash bonus award is the amount that would be earned upon achievement of 100% of the scorecard results (provided that any threshold goal is achieved for awards under our Executive Incentive Plan).
In 2014, the target cash bonus award for our CEO was determined based on the compensation committee’s intent to align pay with performance. For the other NEOs, the target cash bonus awards were based on the NEO’s position level and individual performance rating for 2013 as determined by the compensation committee, with input from our CEO for those NEOs that report directly to him. The target cash bonus award and each NEO’s applicable scorecard for 2014 were as follows:

Name	Scorecard	Base Salary ($)	Target Award ($)	Target Cash Bonus ($)	Target Total Cash Compensation ($)
Jonathan Bush	CEO	590,000	117%	690,000	1,280,000
Kristi A. Matus	Corporate	400,000	80%	320,000	720,000
Rob Cosinuke	Corporate	306,000	70%	214,200	520,200
Stephen N. Kahane	Corporate	306,000	85%	260,100	566,100
Ed Park	Corporate	414,750	80%	331,800	746,550
Karl Stubelis*	N/A	236,900	40%	94,760	331,660
Timothy M. Adams	Corporate	374,500	40%	149,800	524,300

*
Mr. Stubelis was appointed as interim CFO on May 1, 2014, and was not designed as a participant under our Executive Incentive Plan by the compensation committee. Mr. Stubelis participated in our broad-based annual incentive plan, which is subject to funding based on the corporate scorecard results, and then cash bonuses are adjusted based on individual performance ratings. The target award in the table above is the amount that would be earned by Mr. Stubelis upon achievement of 100% of the corporate scorecard results and an individual performance rating of meets expectations. Mr. Stubelis is eligible to receive an increased target award of 55% of his base salary for outstanding performance in 2014. The overall bonus pool under the annual incentive plan is increased or decreased on a one-for-one basis for each percentage above or below the corporate scorecard results, up to a maximum of 200% achievement. Therefore, Mr. Stubelis’ maximum award under the annual incentive plan would be $260,590 ($236,900 base salary X 200% achievement of the corporate scorecard X 55% target award for exceeds expectations performance level). For 2014, Mr. Stubelis received an exceeds expectations individual performance rating as part of the annual review process and the compensation committee awarded him a cash incentive award of $121,428, which reflects his actual base salary paid in 2014, multiplied by (i) the corporate scorecard results of 93.5%, and (ii) a target award of 55%.

Scorecard Results
The compensation committee approves each NEO’s scorecard result. Actual bonus awards earned are paid on an annual basis for our CEO and former interim CFO and on a quarterly basis for the other NEOs. An explanation of the scorecard result and actual bonus awards earned by each NEO follows.
CEO Scorecard
To link the CEO’s annual incentive compensation directly to our profitability, Mr. Bush’s annual cash bonuses have historically been based on our net income. For purposes of his 2014 annual cash bonus, the compensation committee selected three metrics from our corporate scorecard in addition to net income. The CEO scorecard was comprised of four metrics: net promoter score, bookings, revenue, and net income, and each metric was assigned a different percentage value of the overall scorecard value. The 2014 CEO scorecard results are summarized below.

Metric*	Weight	Goal	Actual	Result
Net Promoter Score	10%	50.8%	43.9%	86.3%
Bookings	30%	**	**	73.6%
Total Revenue ($ millions)	30%	756.9	752.6	99.4%
Net Income ($ millions)	30%	42.8	49.5	115.6%
Total Results	100%			95.2%

*	Each metric is defined below under the heading “Definitions.”

**
Because the bookings metric contains highly sensitive data including targeted bookings, we do not disclose the specific targets levels for this metric, since we believe that such disclosure would result in serious competitive harm. We set the target levels for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. In addition, the value associated at the time of booking is an estimate of the revenue that we expected to receive from clients which, in turn, is based on an estimate of what the clients’ total collections will be for using our services. This amount is an estimate based on an estimate, which means it is inherently volatile and cannot be used to predict actual revenue. We believe the bookings target levels were designed to be challenging but attainable if we had what we considered to be a successful year.

For purposes of Mr. Bush’s annual cash bonus, the percentage earned was adjusted (upward or downward) by 3% for every 1% of variance from the target level set forth in the CEO scorecard based on our actual performance for 2014. Because the CEO scorecard was 4.8% below target, his cash bonus was decreased by 14.3% from the target award level. The following table sets forth the determination of Mr. Bush’s annual cash bonus for 2014.

Executive	Base Salary	Target Award	CEO Scorecard Results	Bonus Adjustment	Adjusted Bonus %	Cash Bonus
Jonathan Bush	$590,000	117.0%	95.2%	(14.3)%	85.7%	$591,054

Corporate Scorecard
The 2014 annual cash bonuses for Ms. Matus and Messrs. Adams, Cosinuke, Kahane, and Park were tied to achievement of our goals and objectives as set forth in our 2014 corporate scorecard. Our 2014 corporate scorecard was comprised of 11 weighted stability, performance, satisfaction, and financial metrics as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. The cash bonuses for the first three quarters of 2014 were based on the year-to-date corporate scorecard value at the end of each quarter and the cash bonus for the fourth quarter of 2014 was based on the annual corporate scorecard values, when those values were calculated. Our 2014 corporate scorecard results are summarized below:

Metric*	Weight	Target	Result	Score
Stability
Voluntary Turnover	5%	9.6%	10.3%	93.1%
Corporate Citizenship	5%	95.0%	92.5%	97.4%
Stability Results	10%			95.3%

Performance
Total Automation Rate	15%	50.0%	49.5%	99.1%
Net On-Boarding Success	10%	73.0%	66.5%	91.3%
Patient Full Registration	10%	48.0%	51.6%	107.7%
Performance Results	35%			99.3%

Satisfaction
Net Promoter Score	10%	50.8	43.9	86.4%
Provider Documentation Time	5%	5.0	5.3	79.6%
Days of Client Work	10%	7.6	9.2	93.9%
Satisfaction Results	25%			85.2%

Financial
Bookings	10%	**	**	73.6%
Total Revenue ($ millions)	15%	756.9	752.6	99.4%
Non-GAAP Adjusted Operating Income ($ millions)	5%	76.8	87.3	113.7%
Financial Results	30%			93.2%

Total Results	100%			93.5%

*	Each metric is defined below under the heading “Definitions.”

**
Because the bookings metric contains highly sensitive data including targeted bookings, we do not disclose the specific targets levels for this metric, since we believe that such disclosure would result in serious competitive harm. We set the target levels for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. In addition, the value associated at the time of booking is an estimate of the revenue that we expected to receive from clients which, in turn, is based on an estimate of what the clients’ total collections will be for using our services. This amount is an estimate based on an estimate, which means it is inherently volatile and cannot be used to predict actual revenue. We believe the bookings target levels within the corporate scorecard were designed to be challenging but attainable if we had what we considered to be a successful year. We have used similarly devised bookings target levels in the corporate scorecard for the past three years and the results against those applicable targets were 105.7% for 2011, 88.3% for 2012, and 100.3% for 2013.

For purposes of the other NEOs’ 2014 annual cash bonuses, except for our former interim CFO, the percentage earned was adjusted (upward or downward) by 2% for every 1% of variance from the target level set forth in our corporate scorecard based on our actual performance. Because our corporate scorecard was 6.5% below target, the cash bonuses for the other NEOs was decreased by 13.0% from the target award level. The following table sets forth the determination of cash bonuses for Ms. Matus and Messrs. Adams, Cosinuke, Kahane, and Park for 2014:

Executive	Base Salary ($)	Target Award %	Corporate Scorecard Results	Bonus Adjustment	Adjusted Bonus %	Q1	Q2	Q3(1)	Q4	Total
Kristi A. Matus(2)	400,000	80%	93.5%	(13.0)%	67.0%	—	—	35,515	72,715	108,230
Rob Cosinuke	306,000	70%	93.5%	(13.0)%	57.0%	51,867	47,583	—	35,343	134,793
Stephen N. Kahane	306,000	85%	93.5%	(13.0)%	72.0%	63,342	59,058	—	46,818	169,218
Ed Park	414,750	80%	93.5%	(13.0)%	67.0%	80,669	74,862	—	58,272	213,804
Timothy M. Adams(3)	374,500	40%	98.9%	(2.2)%	37.8%	35,390	—	—	—	35,390

(1)
We did not achieve any threshold goal for the third quarter and as a result no cash bonus award was paid for that quarter to covered employees, which excludes our chief financial & administrative officer.

(2)	Ms. Matus joined us in July 2014 and was not eligible to receive cash awards for the first and second quarter of 2014.

(3)
Mr. Adams resigned in May 2014 and was only eligible to receive a cash award for the first quarter of 2014. The first quarter corporate scorecard results were 98.9% and his cash bonus was paid based upon such corporate scorecard results.

Threshold Goals
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any one year with respect to our CEO or any of our three most highly compensated executive officers, excluding our CFO (each referred to as a “covered employee”). There is an exemption to the $1 million limitation for performance-based compensation meeting certain requirements.
With the intention of qualifying for the exemption from the $1 million deduction limitation, our compensation committee established threshold goals with respect to the cash bonuses for our covered employees. The threshold goals were set on an annual basis for our CEO and on a quarterly basis for the other covered employees. The threshold goals were designed as a funding mechanism for our Executive Incentive Plan with the actual cash bonus awards being paid based upon our performance against the scorecards. As a result, the threshold goals were designed to be substantially uncertain; the goals were not intended to be of an aspirational nature as those contained in our scorecards. Therefore, the threshold goals may differ from goals used for similar metrics on our scorecards. If any threshold goal is achieved for a performance period, then each covered employee is eligible to earn his or her maximum cash bonus award, which is expressed as a percentage of base salary. In the case of our CEO, his maximum bonus award is 300% of his annual base salary, while in the case of the other covered employees, their maximum bonus award is equal to 100% of their annual base salary. If none of the threshold goals are achieved, no cash bonus will be paid for that performance period.
On December 3, 2013, the compensation committee established the following quarterly and annual threshold goals.

Metric*	Q1	Q2	Q3	Q4	FY 2014
Total Revenue ($ millions)	167.1	183.5	197.5	208.8	756.9
Non-GAAP Adjusted Operating Income ($ millions)	6.7	16.8	22.8	30.5	76.8
Provider Documentation Time	5.0	5.0	5.0	5.0	5.0
Bookings	**	**	**	**	**
# Physicians on the Network	295,000	300,000	305,000	310,000	302,500

*	Each metric is defined below under the heading “Definitions.”

**
Because the bookings metric contains highly sensitive data including targeted bookings, we do not disclose the specific targets levels for this metric, since we believe that such disclosure would result in serious competitive harm. We set the target levels for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. In addition, the value associated at the time of booking is an estimate of the revenue that we expected to receive from clients which, in turn, is based on an estimate of what the clients’ total collections will be for using our services. This amount is an estimate based on an estimate, which means it is inherently volatile and cannot be used to predict actual revenue. We believe the bookings target levels were designed to be challenging but attainable if we had what we considered to be a successful year.

•
CEO.  The compensation committee determined that we achieved at least one threshold goal for fiscal 2014 for Mr. Bush’s cash bonus. Therefore, Mr. Bush was eligible to receive an award up to the maximum bonus award equal to 300% of his annual base salary, subject to negative discretion through the CEO scorecard.

•
Other covered employees.  The compensation committee determined that we achieved at least one threshold goal for the first quarter and second quarter of 2014. We did not achieve any of the threshold goals for the third quarter and as a result no cash bonus award was paid for that quarter for the other covered employees. During October 2014, the compensation committee decided to modify the threshold goals for the fourth quarter of 2014 due to the variability of quarterly results and the likelihood of us achieving the full year threshold goals that were established for Mr. Bush. For example, we achieved Non-GAAP Adjusted Operating Income of $87.3 million versus a $76.8 million threshold goal, a $10.5 million over achievement. If we missed the fourth quarter threshold goals, it would result in no cash bonus for those covered employees for sustained financial and operational performance for the entire second half of 2014. The compensation committee revised the threshold goals for the fourth quarter of 2014 as follows: $146.2 million for Total Revenue, $21.4 million for Non-GAAP Adjusted Operating Income, 7.1 for Provider Documentation Time, 70% of quarterly budgeted Bookings goal, and 217,000 for # of Physicians on the Network. We believe the revised threshold goals serve the purpose as a funding mechanism by setting challenging but attainable financial and operational goals. Based on the revised threshold goals, the compensation committee determined that we achieved at least one threshold goal for the fourth quarter of 2014. Therefore, the other covered employees were eligible to receive quarterly awards for the first, second, and fourth quarters up to 100% of their annual base salary, subject to negative discretion through the corporate scorecard.

Definitions

Metric	Definition
# Physicians on the Network
Active physicians in the last 90 days on Epocrates and rendering physicians live on athenaNet. Physicians live on athenaNet is defined as the number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (“MDs”) and Doctors of Osteopathic Medicine (“DOs”).

Bookings	The annualized value of deals sold.
Corporate Citizenship	Percentage of compliance tasks that are met within the deadline.
Days of Client Work
The outstanding work that clients have in our clinicals and revenue cycle offerings. For clinicals, the total stock of work on the clinicals dashboard divided by average daily inflow of tasks. For revenue cycle, the days in accounts receivable relating to work that needs to be resolved by the client. Both clinicals and revenue cycle are weighted at 50%.

Net Income
Sum of GAAP net income (loss) before stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease and any tax related impact to these preceding items, and an adjustment to the tax provision for the non-GAAP tax rate.

Net On-Boarding Success
This metric calculates net on-boarding success which represents the number of providers added to athenaClinicals that are not considered stragglers in their fourth week post go-live. Providers are categorized as either champions, neutrals, or stragglers based on several key performance metrics including same day encounter close rate, provider documentation time, and the percentage of encounters documented during the patient visit.

Net Promoter Score
The percentage of clients who chose 9 or 10 (defined as promoters) less the percentage of clients who chose 0 through 6 (defined as detractors) on a scale of 1 to 10 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that we conduct for our client base twice per year.

Non-GAAP Adjusted Operating Income
Sum of GAAP net income (loss) before provision for (benefit from) income taxes, total other (income) expense, stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease.

Patient Full Registration
The percentage of patients in the current panel (claims created in the last 18 months) with complete patient registration information including driver's license, insurance card and confirmed eligibility.

Provider Documentation Time	The average number of minutes athenaClinicals providers spend on the computer documenting the exam and orders for each appointment. Providers that have been live less than 90 days are excluded.
Total Automation Rate	Percentage of major revenue cycle management, clinicals and patient statement transactions that were sent or received in a structured electronic format.
Total Revenue	Total consolidated revenue.
Voluntary Turnover	A quarterly average of the number of voluntary terminations divided by starting headcount. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

Equity
We use long-term incentive compensation in the form of equity awards to reward long-term performance and help align the interest of our executive officers with those of shareholders. For annual equity awards, we offer our NEOs the choice of stock options or full value stock awards (for example, RSU awards for time-based awards and PSU awards for performance-based awards). Based on the financial characteristics of full value stock awards, the compensation committee established that each share represented by a full value stock award will be considered the equivalent of the issuance of two stock option shares for 2014. This design gives our executive officers a stake in the process of determining their long-term incentive compensation, and provides them with an incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our shareholders.
Through the receipt of equity awards, our executive officers participate in the long-term results of their efforts, whether by appreciation in the value of our common stock or the impact of business setbacks, either company-specific or industry-based. Additionally, equity awards provide a means of achieving our retention objectives for our executive officers, in that they are in almost all cases subject to vesting over multiple years.
The compensation committee granted the following equity awards in 2014 to the NEOs. These equity awards are discussed in greater detail below.

Name	Performance-based Stock Option	Time-based Stock Option	RSUs	PSUs	Type
Jonathan Bush	100,000				Annual
Kristi A. Matus		30,000			New Hire
			40,000		New Hire
Rob Cosinuke				4,792	Annual
				9,000	Special
Stephen N. Kahane				6,534	Annual
			7,500		Banner Year
Ed Park				7,623	Annual
Karl Stubelis			1,085		Annual
Timothy M. Adams			1,652		Annual
Annual Awards
On March 3, 2014, the compensation committee granted 100,000 options to Mr. Bush; 4,792 PSUs to Mr. Cosinuke; 6,534 PSUs to Dr. Kahane; 7,623 PSUs to Mr. Park, 1,085 RSUs to Mr. Stubelis, and 1,652 RSUs to Mr. Adams (the “Annual Awards”). The stock option award has an exercise price per share equal to the closing market price per share of our common stock on the NASDAQ Global Select Market on the grant date of $195.05. The size of the equity awards is determined by the compensation committee based on a number of qualitative factors, including the executive’s level of responsibility; the competitive market for the executive’s position; the executive’s potential contribution to our growth; and the assessment of the professional effectiveness and capabilities of the executive as determined by our CEO for those NEOs that report directly to him and by our compensation committee for our CEO. The Annual Awards are subject to performance conditions and time-based vesting, except for RSU awards for our former CFO, Mr. Adams, and our former interim CFO, Mr. Stubelis, which are only subject to time-based vesting.

•	Determination of Awards. In approving the Annual Awards, the compensation committee took into account the following:

◦
CEO: In determining Mr. Bush’s Annual Award, the compensation committee considered: his leadership role and stewardship driving our sustainable financial and operational performance and growth; his target total compensation levels relative to peers; his equity ownership and equity grant history (both individually, and among peers); and the compensation committee’s assessment of his individual performance for 2013.

◦
Other NEOs: For the other NEOs, our equity compensation strategy is to set a target equity award expressed as a percentage of base salary. The target is based on each executive’s position and individual performance appraisal rating for performance in the prior fiscal year. In determining the other NEOs’ Annual Awards, the compensation committee considered the position of each NEO and 2013 annual performance review of each NEO, taking into account the recommendations of our CEO for those NEOs that report directly to him, which were based upon his assessment of the professional effectiveness and capabilities of these executive officers, and the nature and scope of their areas of responsibility. The calculation of the target equity awards granted to Messrs. Adams, Cosinuke, Kahane, Park, and Stubelis is shown below.

Name	2013 Base Salary ($)	Target Equity Award (%)	Cash Value ($)	Equity Award (#)(1)
Rob Cosinuke	300,000	220%	660,000	4,792
Stephen N. Kahane	300,000	300%	900,000	6,534
Ed Park	350,000	300%	1,050,000	7,623
Karl Stubelis	230,000	65%	149,500	1,085
Timothy M. Adams	350,000	65%	227,500	1,652

(1)
The number of shares of our common stock subject to the equity award is calculated by dividing the cash value by the average closing price per share of our common stock during the 20 trading days preceding and including February 1, 2014, which equaled $137.74 per share. All of our NEOs (except for Mr. Bush) elected to receive their equity award in the form of an RSU award.

•
Performance Goals.  We set aspirational, but sustainable goals at athenahealth, and tie them directly to annual equity awards. As discussed above, the size of our equity award grants are informed by prior year performance (e.g., achievement of strategic initiatives, scorecards, and individual performance ratings). Once the equity award sizes are determined based upon performance, goals are added to the awards that may reduce, but not increase, the number of awards ultimately earned. Therefore, executives receive annual equity awards that may only be reduced by prospective performance. For fiscal 2014, the compensation committee determined that the Annual Awards (except for our former CFO and former interim CFO) will vest only if the following performance goals are met: (1) 20% year-over-year annual revenue growth; and (2) 50% Non-GAAP Adjusted Gross Margin (as defined below). If both performance goals are met, then the Annual Awards will vest 25% per year over four years beginning on March 1, 2015. If both performance goals are not met, then the Annual Awards will immediately and automatically be forfeited.

◦
20% revenue growth: The compensation committee set the revenue growth rate goal to be challenging but attainable if we successfully execute our annual financial and operational objectives for 2014. The compensation committee determined that the revenue growth rate goal was a sustainable performance level given the unpredictability of bookings and the timing of revenue recognition as we transition our client base from small, fast-implementing groups to larger slower-implementing enterprises. When setting this performance goal, the compensation committee reviewed competitive market data from our compensation peer group and recognized that this performance goal exceeds the median revenue growth rates for our compensation peer group. In fiscal 2014, we achieved $752.6 million in revenue over $595 million in 2013, a 26% increase, thereby, outperforming the goal.

◦
50% Non-GAAP Adjusted Gross Margin: This performance goal is intended to ensure that we maintain profitability while continuing to pursue our revenue growth objectives. The compensation committee determined that this goal was a sustainable performance level. In fiscal 2014, we achieved 63% Non-GAAP Adjusted Gross Margin, thereby, outperforming the goal. “Non-GAAP Adjusted Gross Margin” means Non-GAAP Adjusted Gross Profit as a percentage of total revenue and “Non-GAAP Adjusted Gross Profit” means total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangible assets allocated to direct operating expense.

New Hire
On August 1, 2014, in connection with the hiring of Ms. Matus, the compensation committee granted her 30,000 stock options and 40,000 RSUs. In approving Ms. Matus’ equity awards, the compensation committee took into account the recommendations of our CEO, which were based upon his assessment of her skills, qualifications, responsibilities, and experience, as well as his assessment of the competitive market. The awards were granted on August 1, 2014, and were subject to our standard four-year time-based vesting schedule of 25% per year. The stock option award had an exercise price of $121.59 per share.
Banner Year
On March 3, 2014, upon the recommendation of our CEO, the compensation committee granted 7,500 RSUs to Dr. Kahane as a banner year award relating to his 2013 individual performance appraisal. Banner year awards are designed to provide additional long-term incentive to employees with outstanding performance. The awards are intended to recognize and retain employees who have demonstrated the following: exceptional stand-out performance; significant impact on the business; being a high potential contributor – someone we want to retain to help us achieve our mission; and adherence to our foundational competencies.
Special Awards
To provide additional incentives to Messrs. Cosinuke and Kahane, who are responsible for our sales, marketing, and growth functions, the compensation committee granted performance-based stock option and RSU awards to Dr. Kahane in 2011 and a PSU award to Mr. Cosinuke in 2014, which awards are subject to performance goals for the 2014 performance period and are described below.
The actual number of shares subject to these awards that vest in any year depends on our achievement of the corporate objectives with respect to that year. The corporate objectives for these awards are based on revenue and sales prospect meetings for Mr. Cosinuke and revenue for Dr. Kahane. The compensation committee selected these metrics because it believes that it will drive our growth and create shareholder value. These performance-based awards vest on March 1 following each performance period, if, and to the extent that, the threshold (if applicable) and target levels for the performance metrics are achieved and subject to continued service through such date.
The number of shares that could be earned for Dr. Kahane’s performance-based stock option and RSU awards could vary from 0 to 20,323 based on our achievement of New Enterprise Revenue for the 2014 performance period. “New Enterprise Revenue” is based on our revenue from new enterprise clients during the month of December at the end of each performance period. If New Enterprise Revenue is below target then the unearned RSU awards and shares subject to the option award are forfeited by Dr. Kahane. If New Enterprise Revenue for any period is above target, then Dr. Kahane can earn a number of shares subject to the option and RSU awards for that period in excess of the target up to the maximum. The excess option shares and RSU awards earned will reduce accordingly the option shares and RSU awards that can be earned in subsequent periods. For the 2014 performance period, if we achieved 100% of the target level of New Enterprise Revenue, then Dr. Kahane would have earned 9,000 stock options and 18,000 RSUs. However, for 2013, New Enterprise Revenue was 37% above target, resulting an excess of 2,226 options and 4,451 RSUs being earned, and reducing the maximum amounts for 2014 to 6,774 options and 13,549 RSUs. Dr. Kahane earned the remaining 6,774 options and 13,549 RSUs based on New Enterprise Revenue for 2014.
The number of shares that could be earned for Mr. Cosinuke’s PSU award could vary from 0 to 9,000 based on our achievement of Lite Division Revenue and Meetings (each as defined below) with 3,000 PSUs allocated to each performance period, 2014, 2015, and 2016. The performance criteria, targets, and performance goals are set forth below:

Performance Criteria*	Target	Performance Goal
Lite Division Revenue	2,250 PSUs (75%)	●	If Lite Division Revenue grows by 30% or more over the prior fiscal year, then 2,250 PSUs will be earned.
		●	If Lite Division Revenue grows by 20% to 29% over the prior fiscal year, then 1,500 PSUs will be earned.
		●	If Lite Division Revenue grows less than 20% over the prior fiscal year, then 0 PSUs will be earned.
Meetings	750 PSUs (25%)	●	If Meetings grow by 30% or more over the prior fiscal year, then 750 PSUs will be earned.
		●	If Meetings grow by 20% to 29% over the prior fiscal year, then 500 PSUs will be earned.
		●	If Meetings grow less than 20% over the prior fiscal year, then 0 PSUs will be earned.

*
“Lite Division Revenue” means revenue for our “lite” division, which is the division managed by Mr. Cosinuke, including the Epocrates prime and pharma sponsorship business, and “Meetings” means total meetings held by us with sales prospects.

Any PSUs not earned at the end of each performance period will be forfeited. If the performance goals are met, then the PSUs vest on each March 1 following the performance period. Mr. Cosinuke did not earn any PSUs for the 2014 performance period based on corporate performance below the minimum thresholds, and accordingly, 3,000 PSUs were forfeited.
Other Compensation Policies
Stock Ownership Guidelines
In an effort to more closely align the interest of our directors and executive officers with those of our shareholders, each director and executive officer is required to meet the following minimum stock ownership guidelines:

Position	Guideline
Director	$200,000
CEO	6X base salary*
CFO	3X base salary
EVP and SVP	2X base salary

*	In 2014, we increased the base salary multiple for our CEO from 5X to 6X to further align our CEO’s interest with shareholders and to implement best practices for corporate governance.
Shares of our common stock securities that will be counted towards satisfaction of these guidelines include:

•	shares held directly or held in trust for the executive officer or director and his or her immediate family;

•	50% of the value of unvested RSU awards; and

•	50% of the intrinsic value of shares subject to vested but unexercised stock options.
Each executive officer and director will have five years from the later of (1) the date of adoption of these guidelines (October 22, 2013) or (2) the date they assumed a position subject to the guidelines, to come into compliance. As of April 15, 2015, all of our NEOs and directors met the applicable minimum stock ownership guidelines.
Anti-hedging and anti-pledging policies
Our insider trading guidance prohibits all directors, executive officers, and employees from buying our securities on margin, holding such securities in a margin account, buying or selling derivatives on such securities, and engaging in short sales involving such securities. In addition, our insider trading guidance prohibits all directors, executive officers, and employees from pledging our securities as collateral for a loan.
Clawback Policy
Our Executive Incentive Plan provides that any cash bonus paid to an executive officer may be recovered (“clawed back”) in the event that our Board of Directors determines that a significant restatement of our financial results or other metrics for any of the three prior fiscal years is the result of the executive officer’s fraud or willful misconduct and the executive officer’s cash bonus would have been lower had the results or metrics been properly calculated.
“Double-Trigger” Provision for Acceleration of Equity Awards
Our standard equity award agreements for the 2007 Stock Option and Incentive Plan do not contain any single trigger provisions, unless our equity awards are not assumed or substituted in a sale event. In July 2013, our compensation committee decided to amend our equity award agreements under the 2007 Stock Option and Incentive Plan to add a “double-trigger” provision for acceleration of the equity awards. If a sale event occurs and either (i) the executive officer’s service with us or our successor is terminated without “cause” or (ii) the executive officer terminates his or her service for “good reason,” in either case within 12 months of the sale event then, immediately prior to such termination, the equity award will become fully vested.
Equity Award Grant Policy
Our equity award grant policy formalizes our process for granting equity-based awards to our executive officers and other employees. Under our equity award grant policy, all awards must be approved by our compensation committee (subject to the delegation process described below). All stock options are granted with an exercise price that is not less than the fair market value of our common stock, calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards are granted only on the first business day of any month, as follows:

•
awards in conjunction with the hiring of a new employee or the promotion of an existing employee are made on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such award is approved; and

•	awards to existing employees other than in connection with a promotion are made, if at all, on an annual basis.
Our compensation committee has delegated authority to our Senior Vice President of People and Process to make equity awards of (i) stock options exercisable for less than 50,000 shares, (ii) RSUs exercisable for less than 25,000 shares, or (iii) a combination of stock options and RSUs exercisable for less than 50,000 shares (for purposes of calculating the number of shares subject to RSU awards permitted in connection with any such combination, each RSU is deemed to be the equivalent of two stock options), to employees but not to non-employees or Section 16 officers. All equity awards granted to Section 16 officers or non-employees and all awards to employees of stock options exercisable for 50,000 or more shares or RSU awards for 25,000 or more shares, or a combination of stock options and RSU awards for 50,000 or more shares require approval of the compensation committee.
Health and Welfare Benefits
We provide the following health and welfare benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental, and vision insurance;

•	life insurance;

•	short- and long-term disability;

•	401(k) plan; and

•	an employee stock purchase plan.
These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. We provide a matching contribution to each employee, including our executive officers, who participate in our 401(k) plan. This matching policy provides a match of one-third of employee contributions up to 6% of eligible compensation.
Employment Agreements
We have written employment agreements with each of the NEOs. These employment agreements provide for “at-will” employment and a base salary subject to annual review. Each NEO is also eligible to participate in our employee benefit plans, to the extent that he or she is eligible for those plans, on the same terms as similarly situated executive officers, and is eligible for a cash bonus as described above. Finally, these agreements prohibit each executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our clients to a competitor, or disclosing our confidential information or business practices.
Dr. Kahane and Ms. Matus’ employment agreements also provide for severance payments if we terminate his or her employment without “cause” or he or she resigns from his or her employment for “good reason.” See “Potential Payments Upon Termination or Change-in-Control” below for additional information about the terms of these employment agreements.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the CEO and each of the three other most highly-compensated executive officers (other than the CFO) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.
Our compensation committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. Our compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
2015 Compensation
Overall, the structure of our executive compensation program in 2015 will remain relatively unchanged from 2014, however, the amounts of compensation will change to reflect performance. Based on the compensation committee’s assessment of 2014 performance, the annual equity award to our CEO in 2015 was reduced both in terms of the number of shares subject to the equity award granted and grant value when compared to the 2014 annual equity award grant. For 2015, the three principal components of executive compensation will be:

•
Base Salary — The compensation committee did not increase our CEO’s base salary in 2015 and made adjustments to the other NEOs’ base salaries based on the nature and scope of their areas of responsibility and to better align their compensation with competitive market data.

•
Cash Bonus — Cash bonuses for 2015 are based on similar scorecards as the ones used for 2014 with adjustments to metrics and weightings in line with our 2015 business plans and goals. The compensation committee decided to keep our CEO’s total target cash compensation at the same level as in 2014 at $1,280,000, with a target bonus of $690,000.

•	Equity — On March 2, 2015, the compensation committee granted the following equity awards to the NEOs based on their assessment of 2014 performance:

Name	Performance-based Stock Options	Time-based Stock Options	Time-based RSUs		PSUs
Jonathan Bush	90,000
Kristi A. Matus		7,847	9,416
Rob Cosinuke					1,664
Stephen N. Kahane	3,891		20,000	(1)	4,670
Ed Park					13,465
Karl Stubelis			2,148
The stock option awards have an exercise price per share equal to the closing market price per share of our common stock on the NASDAQ Global Select Market on the grant date of $129.25.The performance-based stock options and PSU awards use a one-year performance period (2015) and the same performance goals that were used in 2014 (20% growth in total revenue year-over-year and 50% Non-GAAP Adjusted Gross Margin). All of the equity awards vest over our standard vesting period of 25% per year over four years, with the performance-based equity awards subject to achievement of the performance goals.

(1)	Represents an equity award grant for Dr. Kahane’s promotion from President, Enterprise Services Group to Executive Vice President, President, Client Organization.
Compensation Committee Interlocks and Insider Participation
During 2014, Messrs. Ittycheria and Mann and Dr. Kosecoff served as members of our compensation committee. No member of the compensation committee was an employee or officer of athenahealth during 2014, a former officer of athenahealth, or had any other relationship with us requiring disclosure herein.
During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.
Compensation Committee Report
The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that we specifically incorporate it by reference into such filing.
The compensation committee of the Board of Directors of athenahealth has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2014.
THE COMPENSATION COMMITTEE
James L. Mann (Chair)
Dev Ittycheria
Jacqueline B. Kosecoff

COMPENSATION TABLES
Summary Compensation
The following table sets forth information concerning the compensation of the NEOs for the fiscal years ended December 31, 2014, 2013, and 2012.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Bush	2014	582,479	—		—	8,301,300	591,054	5,417	9,480,250
Chief Executive Officer, President,	2013	540,000	—		—	6,967,506	491,076	28,551	8,027,133
and Chairman of the Board	2012	530,000	—		—	7,813,482	719,600	7,801	9,070,883
Kristi A. Matus(4)	2014	161,611	200,000	(5)	4,863,600	1,529,283	108,230	3,172	6,865,896
Executive Vice President and Chief
Financial & Administrative Officer
Rob Cosinuke	2014	305,479	—		2,690,130	—	134,793	—	3,130,402
Senior Vice President and	2013	300,000	—		745,947	—	169,200	—	1,215,147
Chief Marketing Officer	2012	300,000	—		885,750	—	179,400	3,541	1,368,691
Stephen N. Kahane	2014	305,479	—		2,737,332	—	169,218	3,183	3,215,212
Executive Vice President, President,	2013	300,000	63,467	(6)	745,947	—	169,200	5,320	1,283,934
Client Organization	2012	300,000	—		885,750	—	179,400	2,263	1,367,413
Ed Park	2014	407,450	—		1,486,866	—	213,804	4,451	2,112,571
Executive Vice President and	2013	344,231	—		1,356,214	—	267,400	6,945	1,974,790
Chief Operating Officer	2012	300,000	—		2,125,800	—	239,400	3,511	2,668,711
Karl Stubelis(7)	2014	236,275	—		211,629	—	121,428	3,515	572,847
Vice President and Corporate
Controller (Former Interim CFO)
Timothy M. Adams(8)	2014	191,717	—		322,223	—	35,390	17,244	566,574
Former Senior Vice President and	2013	346,688	—		798,892	—	197,400	5,036	1,348,016
Chief Financial Officer	2012	321,300	—		885,750	—	192,137	4,863	1,404,050

(1)
The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth in the section entitled “Critical Accounting Policies” under Item 7 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For performance-based awards, the grant date fair value is based upon the probable outcome of the awards consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(2)
For 2014, the amounts listed in this column represent cash incentive awards earned by the NEOs for 2014 performance, as further described in the section entitled “Cash Bonus” above. The amounts listed in this column for 2013 and 2012 are reported in the fiscal year earned. The NEOs (except for Messrs. Adams, Bush, and Stubelis) received their cash incentive award payments quarterly in part in the fiscal year earned and in part in the following year. Mr. Adams received his cash incentive award payment in the fiscal year earned. Messrs. Bush and Stubelis received their cash incentive award payment in the year following the fiscal year in which the award was earned.

(3)The following table sets forth all other compensation amounts for 2014 by type:

Name	Matching 401(k) Contributions	Payment of Accrued Vacation	Tax Gross ups (a)	Total All Other Compensation
Jonathan Bush	5,417	—	—	5,417
Kristi A. Matus	3,172	—	—	3,172
Rob Cosinuke	—	—	—	—
Stephen N. Kahane	2,355	—	828	3,183
Ed Park	3,594	—	857	4,451
Karl Stubelis	3,515	—	—	3,515
Timothy M. Adams	5,008	12,236	—	17,244

(a)
Tax gross-ups were paid in connection with tax obligations associated with travel, entertainment, and meals for the NEO’s spouse or children that were provided by us. In 2014, tax gross-ups were provided in connection with spousal or family travel to our 100% annual sales club meeting. Perquisites and other personal benefits provided to each of the NEOs had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

(4)	Ms. Matus was not a named executive officer in fiscal 2013 and 2012, and therefore no information is presented for these years.

(5)	Represents a non-refundable signing bonus in connection with Ms. Matus’ commencement of her employment.

(6)	The compensation committee decided to award an additional discretionary cash bonus in light of the enterprise sales team’s exceptional performance.

(7)
Mr. Stubelis served as our interim CFO from May 1, 2014, to July 21, 2014. Mr. Stubelis was not a named executive officer in fiscal 2013 and 2012, and therefore no information is presented for these years.

(8)	Mr. Adams served as our Senior Vice President and Chief Financial Officer through May 2014.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted to the NEOs during the fiscal year ended December 31, 2014.
Grants of Plan-Based Awards — 2014

Name	Grant Date	Compensation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Bush	3/3/2014	3/3/2014				—	100,000	100,000			195.05	8,301,300
			—	690,000	1,770,000
Kristi A. Matus	8/1/2014	7/24/2014								30,000	121.59	1,529,283
	8/1/2014	7/24/2014							40,000			4,863,600
			—	320,000	400,000
Rob Cosinuke	3/3/2014	3/3/2014				—	4,792	4,792				934,680
	3/3/2014	3/3/2014				6,000	9,000	9,000				1,755,450
			—	214,200	306,000
Stephen N. Kahane	3/3/2014	3/3/2014				—	6,534	6,534				1,274,457
	3/3/2014	3/3/2014							7,500			1,462,875
			—	260,100	306,000
Ed Park	3/3/2014	3/3/2014				—	7,623	7,623				1,486,866
			—	331,800	414,750
Karl Stubelis	3/3/2014	3/3/2014							1,085			211,629
			—	94,760	260,590
Timothy M. Adams	3/3/2014	3/3/2014							1,652			322,223
			—	149,800	374,500

(1)
The amounts reported in this column represent the target cash incentive awards for fiscal 2014 granted to each NEO under (i) the athenahealth Executive Incentive Plan for each NEO, except for our former interim CFO, Karl Stubelis, and (ii) our annual incentive plan for Mr. Stubelis. The cash incentive awards are paid annually for our CEO and Mr. Stubelis and quarterly for the other NEOs. The amounts earned by each NEO for 2014 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These awards are described in more detail above in the section entitled “Cash Bonus.”

(2)
The amounts reported in this column represent the number of shares subject to performance-based stock option and PSU awards granted pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(3)
The amounts reported in this column represent the number of shares subject to stock options and RSU awards granted to the NEOs pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(4)
The amounts reported in this column represent the grant date fair value of the stock and option awards as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the fair value of stock and option awards are set forth in the section entitled “Critical Accounting Policies” under Item 7 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised options; stock awards that has not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2014.
Outstanding Equity Awards at Fiscal Year-End — 2014

			Option Awards					Stock Awards
Name	Grant Date	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jonathan Bush	4/27/2005	4/27/2005	12,492	—		3.50	4/27/2015
	3/3/2008	1/7/2008	6,500	—		32.72	3/3/2018
	3/3/2008	(3)	111,000	—		32.72	3/3/2018
	4/1/2010	2/15/2010	154,000	—		36.78	4/1/2020
	4/1/2011	4/1/2011	56,250	18,750		44.90	4/1/2021
	3/1/2012	3/1/2012	122,314	122,316		70.86	3/1/2022
	3/1/2013	(4)	45,500	136,500	—	96.09	3/1/2023
	3/3/2014	(5)	—	—	100,000	195.05	3/3/2024
Kristi A. Matus	8/1/2014	8/1/2014	—	30,000		121.59	8/1/2024
	8/1/2014	8/1/2014						40,000	5,828,000
Rob Cosinuke	3/2/2009	1/5/2009	24,000	—		25.67	3/2/2019
	4/1/2010	2/15/2010	6,250	—		36.78	4/1/2020
	4/1/2011	4/1/2011						3,125	455,313
	3/1/2012	3/1/2012						6,250	910,625
	3/1/2013	3/1/2013						5,822	848,265
	3/3/2014	(5)								4,792	698,194
	3/3/2014	(6)								9,000	1,311,300
Stephen N. Kahane	3/1/2011	3/1/2011	4,500	4,500		45.10	3/1/2021
	3/1/2011	(7)	—	—	6,774	45.10	3/1/2021
	3/1/2011	3/1/2011						20,250	2,950,425
	3/1/2011	(7)								13,549	1,974,089
	3/1/2011	3/1/2011						550	80,135
	3/1/2012	3/1/2012						6,250	910,625
	3/1/2013	3/1/2013						5,822	848,265
	3/3/2014	3/1/2015						7,500	1,092,750
	3/3/2014	(5)								6,534	952,004
Ed Park	3/2/2009	1/5/2009	7,500	—		25.67	3/2/2019
	8/2/2010	7/5/2010	5,000	—		26.91	8/2/2020
	4/1/2011	4/1/2011						6,250	910,625
	3/1/2012	3/1/2012						15,000	2,185,500
	3/1/2013	3/1/2013						10,585	1,542,235
	3/3/2014	(5)								7,623	1,110,671
Karl Stubelis	11/1/2013	9/3/2013						4,125	601,013	—
	3/3/2014	3/1/2014						1,085	158,085
Timothy M. Adams			—	—				—		—

(1)	Unless indicated otherwise, all stock options and RSUs granted to NEOs vest in four equal annual installments beginning on the first anniversary of the vesting start date.

(2)	Based on a per share price of $145.70, which was the closing price per share of our common stock on the last business day of the 2014 fiscal year (December 31, 2014).

(3)	100% exercisable and vested on the grant date.

(4)
Represents a stock option award to purchase 182,000 shares. 91,000 of the shares subject to the stock option award will vest based upon attainment of pre-established performance metrics. If earned, 45,500 of the shares vest on March 1, 2015, and the remaining 45,500 vest in two equal installments on March 1, 2016, and March 1, 2017. The other 91,000 of the shares subject to the option will vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)
Represents performance-based option and PSU awards. The performance-based option and PSU awards vest in four equal annual installments beginning on March 1, 2015, subject to achievement of certain performance goals for the 2014 performance period. The awards are described in more detail above in the section entitled “Equity.”

(6)
Represents an PSU award. The PSU award vests based upon the achievement of certain performance goals on each March 1 following the performance periods, 2014, 2015, and 2016. The award is described in more detail above in the section entitled “Equity.”

(7)
Represents a performance-based option and performance-based RSUs. The option and RSUs vest based upon the attainment of pre-established performance metrics on the March 1 following each of the performance periods, 2011-2012, 2013, and 2014. The awards are described in more detail above in the section entitled “Equity.”

Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of stock options by, and PSU and RSU awards that vested for, the NEOs during the fiscal year ended December 31, 2014.
Option Exercises and Stock Vested — 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan Bush	11,000	1,139,079	—	—
Kristi A. Matus	—	—	—	—
Rob Cosinuke	63,000	6,651,850	18,066	3,395,499
Stephen N. Kahane	—	—	42,317	8,203,997
Ed Park	5,000	671,902	24,779	4,280,467
Karl Stubelis	—	—	1,375	196,694
Timothy M. Adams	70,000	7,814,468	18,329	2,873,699

(1)
Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the shares acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.

(2)	Value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits
None of the NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us on December 31, 2014, and, as a result, there is not a pension benefits table included in this Proxy Statement.
Nonqualified Deferred Compensation
None of the NEOs participate in or have account balances in nonqualified defined contribution or other nonqualified deferred compensation plans maintained by us on December 31, 2014, and, as a result, there is not a nonqualified deferred compensation table included in this Proxy Statement.
Potential Payments Upon Termination or Change-in-Control
The following discussion and tables describe and explain the potential payments and benefits that would be received by the NEOs upon a termination of employment or a change-in-control of athenahealth to our NEOs under their existing contracts, agreements, plans and arrangements.
Ms. Matus
On July 21, 2014, we entered into an employment agreement with Ms. Matus. Under the terms of the employment agreement, if we terminate her employment without “cause” or if she resigns from her employment for “good reason,” then Ms. Matus is eligible to continue to receive her base salary bi-weekly at the then-current rate for twelve months following the termination of her employment. For purposes of the employment agreement, “cause” means her (1) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (2) a conviction of, or a plea of guilty or nolo contendere to, any felony (not involving the operation of a motor vehicle) or any misdemeanor involving moral turpitude; (3) engagement in any activity that she knows or should know could materially harm the business or reputation of us or any of our affiliates, provided that this clause shall not apply to any actions taken or omitted in a good faith belief that the action taken or omission was in our best interest; (4) material violation of any statutory, contractual, or common law duty or obligation owed to us (including, without limitation, the duty of loyalty) that causes demonstrable injury to us or any of our affiliates; (5) material breach of the employment agreement; or (6) repeated failure, in our reasonable judgment, to substantially perform her assigned duties or responsibilities; and “good reason” means (1) if she commutes, a permanent relocation of her assigned office that results in an increase in her one-way commuting distance by more than 35 miles; (2) a 5% or greater decrease in the total of her base salary and target bonus compensation at plan (except for any decrease in compensation that applies to our employees generally); or (3) a material reduction in her duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction. As a condition to Ms. Matus’ receipt of this severance, she must execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement.
In addition, the agreements for the equity awards granted in connection with Ms. Matus’ hiring provide for accelerated vesting of the stock options and RSUs. If we terminate her employment without “cause” or if she resigns from her employment for “good reason,” then the vesting schedule of the stock option and RSU awards will be accelerated through the first vesting date that next follows such termination of employment. The following table summarizes the payments and benefits payable to Ms. Matus under her agreements assuming a termination of employment as of December 31, 2014:

Payments and Benefits	Termination Without Cause or for Good Reason ($)
Cash Severance	400,000
Stock Options(1)	180,825
RSUs(2)	1,457,000
Total	2,037,825

(1)
This amount was calculated by multiplying (A) the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 31, 2014, of $145.70 per share; by (B) the number of shares subject to the outstanding stock options that would have vested as a result of the vesting acceleration.

(2)
These amounts were calculated by multiplying (A) the closing market price of our common stock on December 31, 2014, of $145.70; by (B) the number of shares subject to the outstanding RSU award that would have vested as a result of the vesting acceleration.

Dr. Kahane
On February 18, 2011, we entered into an employment agreement with Dr. Kahane. Under the terms of the employment agreement, if we terminate his employment without “cause” or if he resigns from his employment for “good reason,” then Dr. Kahane is eligible to continue to receive his base salary bi-weekly at the then-current rate for six months following the termination of his employment. For purposes of the employment agreement, “cause” means his (1) act involving fraud, embezzlement, or misappropriation during his employment; (2) material default in the performance of any of his obligations to us; (3) adjudication as guilty by, or entry of a plea of guilty or no contest before, a court of competent jurisdiction in regard to a felony; (4) being found by a court to have engaged in one or more wrongful acts that individually, or in the aggregate, have a material adverse effect on us, our prospects, earnings, or financial condition; or (5) death or physical or mental incapacity; and “good reason” means (1) a material diminution by us to his base salary; (2) a materially adverse change by us in his authorities or responsibilities; or (3) a change of more than 50 miles in the principal location at which he provides services to us. As a condition to Dr. Kahane’s receipt of this severance, he must execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement.
In addition, the agreements for the equity awards granted in connection with Dr. Kahane’s hiring provide for accelerated vesting of his outstanding and unvested equity awards upon a termination of his employment or a change-in-control of athenahealth as defined in such agreements. If we terminate Dr. Kahane’s employment without “cause” or he terminates his employment for “good reason” the vesting schedule of stock options, RSU awards, and performance-based stock options and RSU awards will be accelerated through the date of termination or resignation, as applicable. The following table summarizes the payments and benefits payable to Dr. Kahane under his agreements assuming a termination of employment or a change-in-control of athenahealth as of December 31, 2014:

Payments and Benefits	Termination Without Cause or for Good Reason ($)	Change in Control ($)(1)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)(2)	Termination of Equity Plan or Equity Agreements in Connection with Change in Control ($)(2)
Cash Severance	153,000	—	153,000	—
Time-Based Stock Options(3)	378,055	452,700	452,700	452,700
Time-Based RSUs(4)	2,530,663	3,030,560	3,030,560	3,030,560
Performance-Based Stock Options(3)	681,464	—	681,464	681,464
Performance-Based RSUs(4)	1,974,089	—	1,974,089	1,974,089
Total	5,717,271	3,483,260	6,291,813	6,138,813

(1)	Upon a “change in control” as defined in Dr. Kahane’s equity award agreements, the vesting schedule of time-based equity awards will accelerate by one year.

(2)
If (a) we terminate Dr. Kahane’s employment without “cause” or he terminates his employment for “good reason”; or (b) we terminate the 2007 Stock Option and Incentive Plan or his equity award agreements; in connection with a “change of control” as defined in his equity award agreements, then 100% of the time-based equity awards will vest and the performance-based awards will vest based on New Enterprise Revenue achievement, measured in the month immediately preceding such termination or resignation, as applicable.

(3)
These amounts were calculated by multiplying (A) the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 31, 2014, of $145.70 per share; by (B) the number of shares subject to the outstanding stock options that would have vested as a result of the vesting acceleration.

(4)
These amounts were calculated by multiplying (A) the closing market price of our common stock on December 31, 2014, of $145.70; by (B) the number of shares subject to the outstanding RSU awards that would have vested as a result of the vesting acceleration.

Other NEOs
We are not a party to any contracts, agreements, plans or arrangements that would provide cash payments or any other benefits to Messrs. Adams, Bush, Cosinuke, Park, or Stubelis in connection with any termination of employment, change-in-control of athenahealth, or change in responsibilities.
Acceleration of Vesting of Equity Awards
Under the 2007 Stock Option and Incentive Plan, all outstanding stock options become fully vested and exercisable, all other stock awards with time-based vesting, conditions or restrictions become fully vested and nonforfeitable, and all other stock awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a “sale event” in the administrator’s discretion, unless assumed or substituted. A “sale event” is defined as: (1) our dissolution or liquidation; (2) the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity; (3) a merger, reorganization, or consolidation in which the outstanding shares of our common stock are converted into or exchanged for securities of the successor entity and the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (4) the sale of all of our common stock to an unrelated person or entity.
In addition, in July 2013, our compensation committee decided to amend our equity award agreements under the 2007 Stock Option and Incentive Plan to add a “double-trigger” provision for acceleration of equity awards. Under the revised equity award agreements, if a sale event occurs and the grantee’s service with athenahealth and any successor or any affiliate thereof, whether as an employee, director, or consultant is either (i) terminated by the successor company without “cause” or (ii) terminated by the grantee with “good reason,” in either case within twelve months after the effective time of the sale event, then, immediately prior to such termination, any unvested stock options or RSU awards or earned PSU awards shall become fully vested. For purposes of the equity award agreements, “cause” means that, in the reasonable determination of the successor company, (1) the grantee has committed an act that materially injures the business of the successor company; (2) the grantee has refused or failed to follow lawful and reasonable directions of the board of directors of the successor company or the appropriate individual to whom the grantee reports; (3) the grantee has willfully or habitually neglected his or her duties with the successor company; (4) the grantee has been convicted of a felony that is likely to inflict or has inflicted material injury on the business of the successor company; or (5) the grantee has committed a material fraud, misappropriation, embezzlement, or other act of gross dishonesty that resulted in material loss, damage, or injury to the successor company; and “good reason” means that any of the following are undertaken without the grantee’s express written consent: (1) the assignment to the grantee of any duties or responsibilities that result in a significant diminution in his or her function as in effect immediately prior to the effective date of the sale event, provided that a mere change in title or reporting relationships shall not constitute good reason; (2) a ten percent or greater reduction in the grantee’s annual target total cash compensation (that is, base salary, plus any cash bonus that would be paid for grantee’s performance at a “meets expectations” level and athenahealth exactly meeting its performance targets, plus any sales commissions that would be due for grantee exactly meeting any sales quota that he or she may have), as in effect on the effective date of the sale event; (3) a relocation of the grantee’s business office to a location more than fifty miles from the location at which he or she performed duties as of the effective date of the sale event, except for required travel by the grantee on the successor company’s business to an extent substantially consistent with his or her business travel obligations prior to the sale event; or (4) a material breach by the successor company of any provision of the equity award agreement.
The table below sets forth the estimated benefits that the NEOs would receive (a) upon consummation of a sale event in which the awards are not assumed or substituted by the successor, or (b) upon termination of employment by us without “cause” or by the NEO for “good reason” within twelve months of a sale event, that in each case hypothetically occurred as of December 31, 2014.

	Awards Not Assumed or Substituted		Termination Without Cause or for Good Reason
	Option Awards	Stock Awards	Option Awards	Stock Awards
Name	($)(1)	($)(2)	($)(1)	($)(2)
Jonathan Bush	17,815,894	—	—	—
Kristi A. Matus	723,300	5,828,000	723,300	5,828,000
Rob Cosinuke	—	4,223,697	—	698,194
Stephen N. Kahane	1,134,164	8,808,294	—	2,044,754
Ed Park	—	5,749,031	—	1,110,671
Karl Stubelis	—	759,097	—	759,097
Timothy M. Adams	—	—	—	—

(1)
This amount was calculated by multiplying (A) the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 31, 2014, of $145.70 per share; by (B) the number of shares subject to the outstanding stock options that would have vested as a result of the vesting acceleration.

(2)
This amount was calculated by multiplying (A) the closing market price of our common stock on December 31, 2014, of $145.70 per share; by (B) the number of shares subject to the outstanding PSU and RSU awards that would have vested as a result of the vesting acceleration.

Director Compensation
During fiscal 2014, our non-employee director cash and equity compensation consisted of the following:
Cash Compensation

Meeting Fees*	Meeting Fee
In Person — Board Meeting	$3,000
In Person — Committee Meeting	$3,000
By Phone — Board Meeting and Board Calls	$1,000
By Phone — Committee Meeting	$1,000

Retainers*	Annual Retainer
Board Member	$20,000
Lead Director	$10,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000

*
Meeting fees and retainers are payable quarterly in arrears, and retainers are pro-rated for any partial period. Board meeting fees will only be paid once per scheduled meeting even if a meeting occurs over several days. Committee meeting fees will only be paid once per day even if more than one committee meeting is attended on such day.

Equity Compensation
Each non-employee director receives an annual equity award having a value of $225,000. The number of shares subject to the equity award is calculated by dividing $225,000 by the average closing price per share of our common stock during the 20 trading days preceding and including February 1. The equity award is granted on the first business day of March and will vest fully on June 1 of the following year. Each non-employee director may choose to receive a stock option or RSU award (or a combination of a stock option and an RSU award) with the number of shares subject to each award based on a 2:1 stock option to RSU ratio. Awards for new directors are pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved. The value of the equity award is reviewed annually by the nominating and corporate governance committee and is subject to change.
During 2014, in accordance with the director compensation plan described above, the Board of Directors approved the following equity awards for the non-employee directors:

Director	Stock Options(1)	RSUs(1)
Amy Abernethy	—	1,634
Brandon Hull	—	1,634
Dev Ittycheria	—	1,634
John A. Kane	3,268	—
Jacqueline B. Kosecoff	—	1,634
James L. Mann(2)	—	1,634
David E. Robinson	—	1,634

(1)	The stock option and RSU awards were granted on March 3, 2014. The stock options have an exercise price of $195.05 per share. All of the awards fully vest on June 1, 2015.

(2)	Mr. Mann’s RSU award was granted to the James L. Mann Living Revocable Trust, of which he serves as the settlor and trustee.
In addition to the cash and equity compensation described above, we reimburse each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.

The following table sets forth information concerning the compensation of each non-employee director during the fiscal year ended December 31, 2014.
Director Compensation Table — 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Amy Abernethy	60,000	318,712	—	378,712
Brandon Hull	70,000	318,712	—	388,712
Dev Ittycheria	60,000	318,712	—	378,712
John A. Kane	76,000	—	271,286	347,286
Jacqueline B. Kosecoff	57,000	318,712	—	375,712
James L. Mann(2)	62,000	318,712	—	380,712
David E. Robinson	60,000	318,712	—	378,712

(1)
The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth in the section entitled “Critical Accounting Policies” under Item 7 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. In 2014, each non-employee director was eligible to receive an equity award that had a value of $225,000, calculated by dividing $225,000 by the average closing price per share of our common stock during the 20 trading days preceding and including February 1, 2014, which equaled $137.74 per share. Therefore, the value of the stock and option awards shown in the Director Compensation Table differs from the $225,000 amount used for the selection of the equity awards for our non-employee directors. The aggregate number of shares subject to stock and option awards outstanding on December 31, 2014, by the non-employee directors, are as follows:

Name	Stock Awards	Option Awards
Amy Abernethy	1,634	—
Brandon Hull	1,634	19,642
Dev Ittycheria	1,634	—
John A. Kane	—	53,080
Jacqueline B. Kosecoff	1,634	—
James L. Mann(2)	1,634	—
David E. Robinson	1,634	70,000

(2)	Mr. Mann’s stock award is held by the James L. Mann Living Revocable Trust, of which he serves as the settlor and trustee.
Limitation of Liability and Indemnification Agreements
As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our shareholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions, or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.
In addition, our By-laws provide that:

•	we will indemnify our directors, officers, and (in the discretion of our Board of Directors) certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•
we will advance expenses, including attorneys’ fees, to our directors and (in the discretion of our Board of Directors) to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law and advance expenses, including attorneys’ fees, to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.
We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(n)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		Weighted-Average Remaining Contractual Life in Years
Equity compensation plans approved by security holders	2,954,479	(1)	$64.14	(2)	3,513,937	(3)	6.0
Equity compensation plans not approved by security holders(4)	106,215	(5)	93.25	(2)	509,068		4.9
Total	3,060,694		65.14		4,023,005		6.0

(1)
Includes 1,706,575 shares issuable upon the exercise of outstanding stock options and 1,168,079 shares subject to PSU and RSU awards granted under the 2007 Stock Option and Incentive Plan and 79,825 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Option and Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares subject to PSU and RSU awards, which have no exercise price.

(3)
Includes 3,286,080 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Stock Option and Incentive Plan and 227,857 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Employee Stock Purchase Plan.

(4)
Consists of the Epocrates, Inc. 2010 Equity Incentive Plan (“Epocrates Plan”), which was assumed in connection with our acquisition of Epocrates in March of 2013. The Epocrates Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. Additionally, the Epocrates Plan provides for the grant of performance-based cash awards. Only employees, consultants, or directors hired after the closing of the Epocrates acquisition, or any individual who was previously employed by Epocrates, are eligible to receive stock awards under the Epocrates Plan. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the Epocrates Plan, including determining recipients, dates of grant, strike price or purchase price of awards granted and the types of consideration to be paid for the award. The number of shares of our common stock reserved for issuance under the Epocrates Plan is subject to an automatic increase on January 1st each year, starting on January 1, 2012, and continuing through January 1, 2014, by the lesser of (a) 4% of the total number of shares of Epocrates common stock outstanding on the last day of the preceding calendar year, (b) 1,965,000 shares, or (c) a number designed by our Board of Directors that is less than (a) or (b). In the event of certain specified significant transactions, the surviving or acquiring corporation may assume, continue or substitute similar stock awards for the outstanding stock awards granted under the Epocrates Plan. If the surviving or acquiring entity elects not to assume, continue or substitute such stock awards, then the stock awards will become fully vested.

(5)	Includes 63,890 shares issuable upon the exercise of outstanding stock options and 42,325 shares subject to RSUs granted under the Epocrates Plan.
OVERVIEW OF PROPOSALS
This Proxy Statement contains three proposals requiring shareholder action. Proposal 1 requests the election of two directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of Deloitte & Touche LLP as our registered independent public accountant for the fiscal year ending December 31, 2015. Proposal 3 requests an advisory vote on the compensation of our NEOs. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of shareholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by shareholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.
The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee, the Board of Directors’ nominees for election by shareholders are the current Class II members: Jacqueline B. Kosecoff and David E. Robinson. If elected, each nominee will serve as a director until the annual meeting of shareholders in 2018 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. James L. Mann, who is currently a Class II director, has informed us that he will not stand for reelection at the Annual Meeting and will retire from the Board of Directors as of the Annual Meeting date.
The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.
Nominees for Class II Directors
The names of the nominees for Class II directors and certain information about each are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Age
Jacqueline B. Kosecoff	Director	2012	65
David E. Robinson	Director	2011	71
Directors Not Standing for Election
The names of and certain information about the members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Class and Year in Which Term Will Expire	Age
Amy Abernethy	Director	2013	Class I - 2017	46
Jonathan Bush	Director, Chief Executive Officer, President, and Chairman of the Board of Directors	1997	Class I - 2017	46
Brandon Hull	Lead Director	1999	Class I - 2017	54
James L. Mann	Director	2006	Class II - 2015	81
Dev Ittycheria	Director	2010	Class III - 2016	48
John A. Kane	Director	2007	Class III - 2016	62
Vote Required and Board of Directors’ Recommendation
Under the majority voting policy included in our corporate governance guidelines, any director nominee in an uncontested election must be elected by a majority of the votes cast in that election. As this is an uncontested election of directors, each candidate must receive a greater number of votes “for” his or her election than votes “withheld” from such election in order to be elected a director.
The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our shareholders.
Our Board of Directors recommends that shareholders vote FOR the election of each of the nominees listed above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
On the recommendation of the audit committee, the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors recommends that shareholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
Deloitte & Touche LLP has audited our financial statements for the period from January 1, 2002, through the fiscal year ended December 31, 2014. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Deloitte & Touche LLP Fees
The following table sets forth fees billed for professional audit services and other services rendered to us by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2014 and 2013.

	Fiscal 2014	Fiscal 2013
Audit Fees	$1,433,172	$1,652,840
Audit-Related Fees	—	—
Tax Fees	443,373	406,700
All Other Fees	—	1,495
Total	$1,876,545	$2,061,035
Audit Fees.    Audit fees for both years consisted of audit work performed, as well as work generally only the independent auditor can reasonably be expected to provide.
Audit-Related Fees.    There were no audit-related fees for fiscal 2014 or 2013.
Tax Fees.    Tax fees consisted principally of assistance with matters related to tax compliance, advice, and planning.
All Other Fees.    All other fees consisted principally of due diligence services in connection with acquisitions.
Pre-Approval of Audit and Non-Audit Services
The SEC’s rules permit the audit committee to pre-approve accounting services by establishing policies and procedures for audit and non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly, in July of 2007 the audit committee approved the Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee. The audit committee re-approved the Policy on October 21, 2014.
The Policy describes in detail the audit, audit-related, tax, and all other services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is twelve months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.
As provided in the SEC’s rules, the audit committee may delegate pre-approval authority to one or more of its independent members. If time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.
All Deloitte & Touche LLP services and fees in fiscal 2014 and fiscal 2013 were pre-approved by the audit committee. The fees for the 2014 year-end audit were also approved by the audit committee.
Vote Required and Board of Directors’ Recommendation
The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.
Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Audit Committee Report
The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
The audit committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Deloitte & Touche LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee’s main responsibility is to monitor and oversee this process.
The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountant prescribed by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.
Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
THE AUDIT COMMITTEE
John A. Kane (Chair)
Amy Abernethy
Brandon Hull
David E. Robinson

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are requesting shareholder approval of the 2014 compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion. We strongly urge you to read the Compensation Discussion and Analysis, which describes our executive compensation program in detail. Highlights of our executive compensation program include:

•	Competitive and Market Based — We use market data to set competitive but market-reasonable compensation for our executive officers.

•
Pay for Performance — We use scorecards with pre-established financial and operational metrics for cash bonuses. Our scorecards are excellent report cards for our performance for each year and they measure key performance indicators required for long-term success.

•	Balanced Compensation — Cash and equity awards are carefully balanced to establish appropriate incentives to drive short- and long-term performance, as well as employee retention.

•
Creative Design — Where possible, we take advantage of creative plan design to enhance retention without granting additional compensation (e.g., we offer our executive officers a choice of allocating their long-term incentive awards among different equity vehicles).

•
Alignment with shareholders — Metrics and targets used to set compensation focus on financial and operational performance crucial to growth and designed to align the interests of our executive officers and shareholders.

•
Continual Improvement — Our compensation plans are reviewed and revised annually based on market surveys and the plans’ demonstrated effectiveness. We continue to adopt compensation governance practices that are in keeping with market best practice to better manage and mitigate executive compensation risk.

At our 2011 annual shareholder meeting, our shareholders voted to hold an advisory vote on executive compensation every year. As previously announced, our Board of Directors has decided to hold this advisory vote annually, with the next such vote to occur at our 2016 annual meeting of shareholders.
Vote Required and Board of Directors’ Recommendation
This vote is advisory and will not be binding on the Board of Directors. However, our Board of Directors values input from shareholders on our executive compensation program, and our compensation committee will consider the outcome of the vote when making future executive compensation decisions.
The approval of Proposal 3 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.

The Board of Directors recommends that shareholders vote FOR the 2014 compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.
INCORPORATION BY REFERENCE
The sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2014, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary or call us at (617) 402-1000. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

DIRECTIONS

From the Massachusetts Turnpike going West:

•	Take the Turnpike to Exit 17 and follow the signs towards “Watertown” (that is, stay in one of the two right lanes). This is Galen Street.

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Massachusetts Turnpike going East:

•	Take the Turnpike to Exit 17 (Newton/Watertown). At the top of the ramp, go straight but get in the second lane from the left.

•
Turn LEFT back over the Mass Pike and immediately get in one of the two rightmost lanes. Be careful in merging to the right, as traffic in those lanes can be heavy. Once in one of the right lanes, continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

ATHENAHEALTH, INC.
311 ARSENAL STREET
WATERTOWN, MA 02472

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92424-P63105

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ATHENAHEALTH, INC.

The Board of Directors recommends you vote FOR proposal 1.

	For All	Withhold All	For All Except
1. Elect two directors to serve as Class II directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jacqueline B. Kosecoff
02) David E. Robinson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Transact other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M92425-P63105

athenahealth, Inc.
Annual Meeting of Shareholders
June 10, 2015 5:00 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel H. Orenstein and Kristi A. Matus as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 15, 2015, at the Annual Meeting of Shareholders to be held at our headquarters located at 400 North Beacon Street, Watertown, MA 02472, on June 10, 2015, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side